AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2006
                                                      Registration No. 000-32249

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20002

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                     ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

--------------------------------------------------------------------------------
            Florida                    7389                       77-0616120
--------------------------------------------------------------------------------
   (State or jurisdiction   (Primary Standard Industrial       I.R.S. Employer
      of incorporation        Classification Code Number)    Identification No.)
      or organization)
--------------------------------------------------------------------------------

                         3233 Grand Avenue, Suite N-353
                       Chino Hills, California 91709-1489
                                 (866) 815-3951

          (Address and telephone number of principal executive offices)

                          Copies of communications to:
BURR  D.  NORTHROP                                       JOSEPH I. EMAS
3233 GRAND AVENUE, SUITE N-353                        1224 WASHINGTON AVENUE
CHINO HILLS, CALIFORNIA 91709-1489                   MIAMI BEACH, FLORIDA 33139
TELEPHONE NO.: (866) 815-3951                      TELEPHONE NO.: (305) 531-1174
(Name, Address and Telephone                       FACSIMILE NO.: (305) 531-1274
  Number of Agent for Service)

      Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE
                                           -------------------------------

       Title of each                                   Proposed                Proposed
       Class of                 Amount                 Maximum                 Maximum                Amount of
       Securities to            to be                  Offering Price          Aggregate              Registration
       be registered            Registered             per share (1)           Offering price         Fee (2)
       ------------------------ ---------------------- ----------------------- ---------------------- ----------------------
       Common stock                 26,870,507                 $.06              $1,612,230              $172.51
       ------------------------ ---------------------- ----------------------- ---------------------- ----------------------
       Shares underlying
       convertible promissory
       notes                        62,661,400                 $.06              $3,759,684              $402.29
       ------------------------ ---------------------- ----------------------- ---------------------- ----------------------
       Shares of  Common
       Stock underlying
       Warrants                     20,712,680                 $.06              $1,242,671              $132.98
       ------------------------ ---------------------- ----------------------- ---------------------- ----------------------
        Total                      110,244,587                                                           $707.78
       ------------------------ ---------------------- ----------------------- ---------------------- ----------------------


(1) Includes shares of our common stock, $.001 par value per share, which may be offered pursuant to this registration statement, which shares are presently outstanding.
(2) Represents the aggregate number of shares of our Common Stock that are initially issuable upon the exercise of Common Stock Purchase Warrants for the purchase of 20,712,680 shares, subject in each case to adjustment in certain circumstances. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the secured convertible notes and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(3) Pursuant to Rule 457(c), the offering price is based on the average of the ($.06) bid and asked ($.06) prices of one share of Common Stock, as reported on the OTC Bulletin Board on May 22, 2006, and has been established solely for the purpose of calculating the registration fee.



      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED JUNE 7, 2006

                             PRELIMINARY PROSPECTUS

                     ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

                         110,244,587 SHARES COMMON STOCK
                                ----------------

                                ----------------
         This prospectus relates to the resale by the selling stockholders of up to an aggregate of 110,244,587 shares of our common stock, including up to 62,661,400 underlying convertible notes payable and up to 20,712,680 shares of common stock issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

         Our common stock is registered under Section 15(d) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "EEVT". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on May 22, 2006, was $0.06.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The Commission has adopted regulations that generally define penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Upon authorization of the securities offered hereby for quotation, such securities will not initially be exempt from the definition of penny stock. If the securities offered hereby fall within the definition of a penny stock following the effective date, our securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to the broker-dealer, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of purchasers in this offering to sell our securities in the secondary market.

                  The Date of this Prospectus is: June 7, 2006.

         All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Table of Contents

         The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.


Prospectus Summary.............................................................3
The Resale Offering............................................................3
Summary Financial Data.........................................................5
Risk Factors...................................................................6
Where You Can Find More Information...........................................11
Use Of Proceeds...............................................................11
Market For Common Equity And Related Stockholder Matters......................11
Dilution......................................................................11
Selling Shareholders..........................................................12
Plan Of Distribution..........................................................14
Penny Stock Rules / Section 15(g) of the Exchange Act.........................15
Legal Proceedings.............................................................16
Directors, Executive Officers and Control Persons.............................16
Security Ownership of Certain Beneficial Owners and Management................18
Description of Securities.....................................................19
Interests of named Experts and Counsel........................................21
Disclosure of Commission Position of Indemnification for
   Securities Act Liabilities.................................................21
Organization within Last Five Years...........................................22
Description of Business.......................................................23
Management's Discussion And Analysis or Plan of Operation.....................25
Description of Properties.....................................................30
Certain Relationships And Related Transactions................................30
Executive Compensation........................................................31
Financial Statements..........................................................33
Changes in and Disagreements with Accountants on Accounting
   and Financial Disclosure...................................................34
Additional Information........................................................34

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

         As used in this prospectus, "we", "us", "our", "EEVT" or "our company" refers to Entech Environmental Technologies, Inc. and all of its subsidiaries and affiliated companies.


History
-------

         Entech Environmental Technologies, Inc. ("Entech" or the "Company"), formerly Cyber Public Relations, Inc., was formed in June, 1998 under the laws of the State of Florida. The Company provides diagnostic and maintenance services to petroleum service stations in the southwestern part of the United States of America. We provide a variety of services to customers ranging from large corporations to retail consumers, through our wholly owned subsidiary, H.B. Covey, Inc., a 57 year old construction and maintenance company that specializes in the installation and maintenance of fueling systems. We have recently expanded our scope of services to include installation of major household appliances for major retailers. We are based in southern California and provide service primarily in California.


         Our common stock is deemed to be "penny stock" as that term is defined under Rule 3a51-1, promulgated under the Securities Act of 1933, as amended. The Broker/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, Broker/Dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

         We maintain our principal executive offices at 3233 Grand Avenue, Suite N-353, Chino Hills, California 91709-1489. Our telephone number is (866) 815-3951.



                               The Resale Offering
                               -------------------

Issuer                               Entech  Environmental  Technologies,  Inc.

Securities Being Offered            An  aggregate of  110,244,587  shares of our
                                    common   stock,    which   total    includes
                                    61,661,400  shares underlying the notes will
                                    be resold by our  Selling  Shareholders  and
                                    20,712,680   shares  of  our  common   stock
                                    underlying  the  warrants  will be resold by
                                    our Selling Shareholders. The offering price
                                    will be determined by market factors and the
                                    independent   decisions   of   the   Selling
                                    Shareholders.

Notes and Warrants                  Convertible Notes:

                                    In  September , 2004,  a group of  investors
                                    led  by  Barron  Partners  LP,  one  of  our
                                    existing stockholders,  agreed to advance us
                                    a  minimum  of  $100,000  and a  maximum  of
                                    $1,500,000  pursuant to a secured note.  The
                                    note  is  convertible  into  shares  of  our
                                    common  stock  at two  and  one  half  cents
                                    ($0.025) per share.  In addition,  we agreed
                                    to issue our common stock purchase  warrants
                                    to  purchase  15 shares of our common  stock
                                    for every $1.00 of principal of the note, at
                                    an  exercise  price of $0.15 per share.  The
                                    note  has a term  of  two  years  and  bears
                                    interest  at a rate  of  eight  percent  per
                                    annum.   The  note  has  a  first  lien  and
                                    security interest on all of our assets and those of our subsidiaries.

                                    In  December   2005,  we  issued  a  secured
                                    convertible note payable for $100,000 to Barron Partners LP, one of our existing stockholders. The note is convertible into shares of our common stock at two and one half cents ($0.025) per share. In addition, we agreed to issue our common stock purchase warrants to purchase 40 shares of our common stock for every $1.00 of principal of the note, at an exercise price of $0.05 per share. The note has a term of two years and bears interest at a rate of eight percent per annum. The note has a first lien and security interest on all of our assets and those of our subsidiaries.

                                    In  January   2006,   we  issued  a  secured
                                    convertible note payable for $236,680 to Barron Partners LP. The note is convertible into shares of our common stock at two and one half cents ($0.025) per share. The note has a term of two years and bears interest at a rate of eight percent per annum. The note has a first lien and security interest on all of our assets and those of our subsidiaries.

                                    In  April   2006,   we   issued  a   secured
                                    convertible note payable for $167,843 to Barron Partners LP. The note is convertible into shares of our common stock at two and one half cents ($0.025) per share. The note has a term of two years and bears interest at a rate of eight percent per annum. The note has a first lien and security interest on all of our assets and those of our subsidiaries.

                                    Warrants:

                                    The warrants are  exercisable  from the date
                                    on which they are issued and provide for the
                                    purchase  one share of our  common  stock at
                                    various   purchase  prices  ranging  from  a
                                    purchase price of $0.15 per share through $3.00 per share, subject to adjustment.

                                    (See   "Share    Purchase    Warrants    and
                                    Convertible Securities")

Common Stock issued
   and outstanding                  Before  the  exercise  of  any  warrants  or
                                    notes: 32,380,840.

Outstanding after this
  resale offering                   Assuming  the  exercise of all  warrants and
                                    notes:

                                    115,754,920 ( the Note Holders are limited to holdings no greater than 4.99% of our issued and outstanding shares of Common Stock after conversion; In the event it appears to the Board of Directors that all the notes and warrants may be exercised, the Board of Directors will take appropriate action to increase the number of authorized shares of common stock).

Use of  Proceeds                    We will not  receive any  proceeds  from the
                                    sale  of our  common  stock  by the  Selling
                                    Shareholders   although   we  will   receive
                                    proceeds   from  the   exercise  of  certain
                                    warrants  (the  underlying  Shares  of  such
                                    warrants  are  being   registered   in  this
                                    Prospectus).

                                    (See   "Share    Purchase    Warrants    and
                                    Convertible Securities")

                            SUMMARY OF FINANCIAL DATA

         The summary of financial data as of and for the year ended September 30, 2005 is derived from and should be read in conjunction with our audited financial statements for the year ended September 30, 2005, including the notes to those financial statements, which are included elsewhere in this registration statement along with the section titled "Management's Discussion and Analysis or Plan of Operation". The summary of financial data is derived from and should be read in conjunction with audited financial statements and notes to financial statements for year ended September 30, 2005 and the unaudited financial statements and notes to financial statements for three-months ended March 31, 2006 and 2005.


                                               Year ended September 30,               Six months ended March 31,
                                               2005                2004                2006              2005
                                                                                   (Unaudited)        (Unaudited)
                                          ---------------    ---------------    ---------------    ---------------
Statement of Operations data:
Revenues                                  $   6,225,000      $   1,703,000      $   3,313,000      $   2,547,000
Cost of Goods Sold                            3,602,000          1,310,000          2,157,000          1,474,000
Operating expenses                            2,844,000         16,379,000          1,299,000          1,265,000
Interest expense                              1,010,000              5,000            553,000            306,000
Other income                                          -                  -             38,000                  -
Loss from discontinued operations                     -         12,926,000                  -                  -
Net loss                                  $  (1,231,000)     $ (28,917,000)     $    (658,000)     $    (498,000)

Net loss per share -
  basic and diluted                       $       (0.05)     $       (2.89)     $       (0.02)     $       (0.02)

Net loss per share -
  continuing operations                   $       (0.05)     $       (1.60)            n/a                n/a

Net loss per share -
  discontinued operations                 $           -      $       (1.29)            n/a                n/a




                                                                                 September 30,          March 31,
                                                                                     2005                2006
                                                                                                     (Unaudited)
                                                                                ---------------    ---------------

Balance Sheet data:
Cash                                                                            $     113,000      $      43,000
Working capital deficit                                                            (1,418,000)        (1,480,000)
Total assets                                                                        1,906,000          1,931,000
Total deficiency in stockholders' equity                                           (1,090,000)        (1,100,000)



                                  RISK FACTORS

         In addition to the other information included in this Form SB-2, we are subject to various risk factors. An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

BUSINESS RISKS

WE ARE NOT LIKELY TO SUCCEED UNLESS WE CAN OVERCOME THE MANY OBSTACLES WE FACE.

         As an investor, you should be aware of the difficulties, delays and expenses we encounter, many of which are beyond our control, including unanticipated market trends, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described in this report will materialize or prove successful, or that we will ever be able to finalize development of our products or services or operate profitably. If we cannot operate profitably, you could lose your entire investment in our securities. As a result of the nature of our business, initially we expect to sustain substantial operating expenses without generating significant revenues.

OUR AUDITORS HAVE STATED WE MAY NOT BE ABLE TO STAY IN BUSINESS.

         Our auditors have issued a going concern opinion, which means that there is doubt that we can continue as an ongoing business for the next 12 months. Unless we can raise additional capital, we may not be able to achieve our objectives and may have to suspend or cease operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE NOT ACHIEVED PROFITABLE OPERATIONS, WE HAVE A HISTORY OF LOSSES AND A LARGE ACCUMULATED DEFICIT AND WE EXPECT FUTURE LOSSES THAT MAY CAUSE OUR STOCK PRICE TO DECLINE.

         We incurred net losses of approximately $1.2 million in fiscal year 2005, $28.9 million in fiscal year 2004, $457,000 in fiscal year 2003. Our expenses are currently greater than our revenues. Our ability to operate profitably depends on generating sales and achieving sufficient gross profit margins. We cannot assure you that we will achieve or maintain profitable operations in the future.

         We may  continue  to incur  losses as we spend  additional  capital  to develop and market our services and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment in our securities.

INTENSE COMPETITION IN THE CONSTRUCTION AND MAINTENANCE INDUSTRY COULD REDUCE OUR MARKET SHARE AND PROFITS.

         We serve markets that are highly competitive and in which a large number of local and regional companies compete. In particular, the engineering and construction markets are highly competitive and require substantial resources and capital investment in equipment, technology, and skilled personnel. Competition also places downward pressure on our contract prices and profit margins. Intense competition is expected to continue in these markets, presenting us with significant challenges to our ability to achieve strong growth rates and acceptable profit margins. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our profits.

OUR ACQUISITION STRATEGY INVOLVES A NUMBER OF RISKS.

         We intend to pursue growth through the opportunistic acquisition of companies or assets that will enable us to expand our service lines to provide more cost-effective customer solutions. We routinely review potential acquisitions. This strategy involves certain risks, including difficulties in the integration of operations and systems, the diversion of our management's attention from other business concerns, and the potential loss of key employees of acquired companies. We may not be able to successfully acquire, and/or integrate acquired businesses into our operations.

OUR PROJECTS EXPOSE US TO POTENTIAL PROFESSIONAL LIABILITY, PRODUCT LIABILITY, OR WARRANTY OR OTHER CLAIMS.

         We construct and maintain large fueling station and storage facilities in which system failure could be disastrous. Notwithstanding the fact that we generally will not accept liability for consequential damages in our contracts, any catastrophic occurrence in excess of insurance limits at projects where our services are performed could result in significant warranty or other claims against us. Such liabilities could potentially exceed our current insurance coverage and the fees we derive from those services. A partially or completely uninsured claim, if successful and of a significant magnitude, could potentially result in substantial losses.

WE ARE EXPOSED TO POTENTIAL ENVIRONMENTAL LIABILITIES.

         We are subject to environmental laws and regulations, including those concerning:

                  -   Emissions into the atmosphere;

                  -   Discharge into soil and ground water;

                  -   Handling and disposal of waste materials; and

                  -   Health and safety.

         Our business often involves working around and with volatile, toxic and hazardous substances and other highly regulated materials, the improper characterization, handling or disposal of which could constitute violations of federal, state or local statutes and laws, and result in criminal and civil liabilities. Environmental laws and regulations generally impose limitations and standards for certain pollutants or waste materials and require us to obtain a permit and comply with various other requirements. Governmental authorities may seek to impose fines and penalties on us, or revoke or deny issuance or renewal of operating permits, for failure to comply with applicable laws and regulations.

         The environmental health and safety laws and regulations to which we are subject are constantly changing, and it is impossible to predict the effect of such laws and regulations on us in the future. We cannot ensure that future laws and regulations will not significantly adversely affect us.

LACK OF INDEPENDENT DIRECTORS.

         We cannot guarantee that our board of directors will have a majority of independent directors in the future. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Our officers and directors are required to exercise good faith and high integrity in our management affairs. Our articles of incorporation provide, however, that our officers and directors shall have no liability to our stockholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. Our articles and bylaws also provide for the indemnification by us of the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that in connection with these activities they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

MANAGEMENT OF POTENTIAL GROWTH.

         We may experience rapid growth which will place a significant strain on our managerial, operational, and financial systems resources. To accommodate our current size and manage growth, we must continue to implement and improve our financial strength and our operational systems, and expand, train and manage our sales and distribution base. There is no guarantee that we will be able to effectively manage the expansion of our operations, or that our facilities, systems, procedures or controls will be adequate to support our expanded operations. Our inability to effectively manage our future growth would have a material adverse effect on us.

SECURITIES RISKS

SECURITIES  AND  EXCHANGE   COMMISSION  RULES  CONCERNING  SALES  OF  LOW-PRICED
SECURITIES MAY HINDER RE-SALES OF OUR COMMON STOCK.

         Because our common stock has a market price that is less than five dollars per share, our common stock is not listed on an exchange or quoted on Nasdaq and is traded on the OTC Bulletin Board, our shares are referred to as "penny stocks" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market. In general, penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want. Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

         Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or "accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SECURITIES MAY DECREASE.

         It is possible that the selling security holders will offer all or substantially all of the shares of our common stock covered by this prospectus for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

OUR SECURITIES HAVE BEEN THINLY TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD, WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS.

         Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

INVESTORS MUST CONTACT A BROKER-DEALER TO TRADE OVER-THE-COUNTER BULLETIN BOARD SECURITIES. AS A RESULT, YOU MAY NOT BE ABLE TO BUY OR SELL OUR SECURITIES AT THE TIMES THAT YOU MAY WISH.

         Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE; THEREFORE, YOU MAY NEVER SEE A RETURN ON YOUR INVESTMENT.

         We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the company's securities.

OUR STOCK PRICE IS VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES FOR MORE THAN WHAT YOU PAID.

         Our stock price has been subject to significant volatility, and you may not be able to sell shares of common stock at or above the price you paid for them. The trading price of our common stock has been subject to wide fluctuations in the past. The market price of the common stock could continue to fluctuate in the future in response to various factors, including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of technological innovations or new products by us or our competitors; changes in investor perceptions; and new products or product enhancements by us or our competitors. The stock market in general has continued to experience volatility which may further affect our stock price. As such, you may not be able to resell your shares of common stock at or above the price you paid for them.

OUR DIRECTORS HAVE THE RIGHT TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK AND ADDITIONAL SHARES OF OUR COMMON STOCK.

         Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. We have no intention of issuing preferred stock at the present time. Any issuance of preferred stock could adversely affect the rights of holders of our common stock.

         Should we issue additional shares of our common stock at a later time, each investor's ownership interest in Entech would be proportionally reduced. No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

THE ISSUANCE OF SHARES UPON THE EXERCISE OF  OUTSTANDING  CONVERTIBLE  NOTES AND
WARRANTS  MAY  CAUSE  IMMEDIATE  AND   SUBSTANTIAL   DILUTION  TO  OUR  EXISTING
STOCKHOLDERS.

         The issuance of shares upon the exercise of warrants and/or our convertible notes may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

WE CANNOT GUARANTY THE EXISTENCE OF AN ESTABLISHED PUBLIC TRADING MARKET.

         Although our common stock trades on the NASD OTC Bulletin Board, a regular trading market for our securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. We cannot determine the effect of these rule changes and other proposed changes on the OTC Bulletin Board at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

         o the issuance of new equity securities pursuant to an offering;
         o changes in interest rates;
         o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

         o variations in quarterly operating results;
         o change in financial estimates by securities analysts;
         o the depth and liquidity of the market for our common stock;
         o investor perceptions of our company and the petroleum construction and service industry generally; and
         o general economic and other national conditions.

BROKER-DEALER REQUIREMENTS MAY AFFECT THE TRADING AND LIQUIDITY OF SHARES OF OUR COMMON STOCK.

         Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

         Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

         Companies trading on the OTC Bulletin Board, such as ours, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.

         If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Forward-Looking Statements
-------------------------

         This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business" and elsewhere in this prospectus. You should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

Where you can get additional information
----------------------------------------

         We will be subject to and will comply with the periodic reporting Requirements of Section 12(g) of the Securities Exchange Act of 1934. We will furnish to our shareholders an Annual Report on Form 10-KSB containing financial information examined and reported upon by independent accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-QSB or Form 8-K as it deems appropriate. Our Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, which is a part of the Registration Statement as well as our periodic reports may be inspected at the public reference facilities of the U.S. securities and Exchange Commission, Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or from the Commission's internet website, www.sec.gov and searching the EDGAR database for Entech Environmental Technologies, Inc. Copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is traded on the over the counter market and is quoted on the OTC Bulletin Board under the symbol EEVT. The closing price of our common stock on June 4, 2006, as reported on the OTC Bulletin Board was $0.06 per share. The high and low closing bid information for our common stock is based on information received from Bloomberg L.P., the NASDAQ Trading and Market Services, and a company market maker.


Quarter Ended                  High        Low
-------------                  ----        ---

March 31, 2004                $0.26       $0.01
June 30, 2004                 $3.00       $0.26
September 30, 2004            $3.00       $1.80
December 31, 2004             $1.95       $0.16
March 31, 2005                $0.16       $0.05
June 30, 2005                 $0.10       $0.05
September 30, 2005            $0.09       $0.05
December 31, 2005             $0.08       $0.06
March 31, 2006                $0.05       $0.05

         The quotations set forth above reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions. As of June 7, 2006, there were approximately 87 shareholders of record of our common stock.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-The-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                                    DILUTION

Effect of Offering on Net Tangible Book Value Per Share
------------------------------------------------------

         This offering is for sales of shares by the selling stockholder on a continuous or delayed basis in the future. Sales of common stock by the selling stockholder will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling stockholder. There will be no change in the net book value per share attributable to cash payments made by the purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any relationship to net tangible book value per share.

                              SELLING SHAREHOLDERS

         The following table presents information regarding the Selling Shareholders. Unless otherwise stated below, to our knowledge no Selling
Shareholders nor any affiliate of such shareholder has held any position or office with, been employed by, or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

         None  of  the  Selling   Shareholders   are  members  of  the  National
Association of Securities Dealers, Inc. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

         Any of the Selling Shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933 in they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the Selling Shareholders were to provide us with cash proceeds from their sales of the securities. If any of the Selling Shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

         In addition, the Selling Shareholders and any brokers and dealers through whom sales of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

         The Selling Shareholders named in this prospectus are offering all of the 110,244,587 shares of common stock offered through this prospectus. These shares were acquired from us in a private placement that was exempt from registration under Regulation D of the Selling Shareholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares of our common stock. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

         The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

          1.   the number of shares owned by each prior to this offering;
          2.   the total number of shares that are to be offered for each;
          3. the total number of shares that will be owned by each upon completion of the offering; and
          4.   the percentage owned by each upon completion of the offering.


                                                                                                       Beneficial
                                                                                                       Ownership
                                              Beneficial                                             After Offering
                                              Ownership      Percentage of                             Number of      Percentage
                                            Before Offering   Common Stock     Number of               Shares of         of
                                               Number of      Owned Prior    Shares Being             Common Stock   Common Stock
                    Name                        Shares        to Offering   Registered (1)              Owned           Owned
----------------------------------------   -----------------  -----------   -----------------          ------------- -------------

BARRON PARTNERS LP (3)                       82,591,580 (4)     71.4%      82,591,580 (4)                    -0-          *
BARBARA TAINTER                                     297,500       *               297,500                    -0-          *
BOB JOHNSON                                          50,000       *                50,000                    -0-          *
BRET COVEY                                        1,063,333       *             1,063,333                    -0-          *
BRYAN L. WHIPP                                   80,000 (5)       *             80,000(5)                    -0-          *
BURR NORTHROP                                     4,283,524       *             4,283,524                    -0-          *

                                       12

BYRON WALKER                                    112,500 (6)       *           112,500 (6)                    -0-          *
CHUCK SNYDER                                         10,000       *                10,000                    -0-          *
DAVID S. NAGELBERG 2003 REVOCABLE  TRUST      1,319,734 (7)       *         1,319,734 (7)                    -0-          *
CLAYTON CHASE                                       375,000       *               375,000                    -0-          *
CORE FUND , LP (8)                                  800,000       *               800,000                    -0-          *
DONALD G. ST. CLAIR                                  73,869       *                73,869                    -0-          *
DOUGLAS BARTON                                       80,000       *                80,000                    -0-          *
DOUGLAS L. PARKER                                 1,753,265       *             1,753,265                    -0-          *
EMIL J. SEDERSTROM                               40,000 (9)       *            40,000 (9)                    -0-          *
FOUR BY FOUR CONSTRUCTION INC. (10)             70,000 (11)       *            70,000 (11)                   -0-          *
G. ROBERT MACDONALD                             40,000 (12)       *           40,000 (12)                    -0-          *
GERALD R. BARRICK                               80,000 (13)       *           80,000 (13)                    -0-          *
GLEN OWENS                                      40,000 (14)       *           40,000 (14)                    -0-          *
GOOD LIFE LIMITED (15)                              157,500       *               157,500                    -0-          *
GROVER G. MOSS                                    1,410,000       *               910,000                500,000          *
GUERRILLA PARTNERS LP (16)                          100,001       *               100,001                    -0-          *
HARRIS INVESTOR SERVICES CUST
   FBO IRA NICHOLAS MARTIN                      20,000 (17)       *           20,000 (17)                    -0-          *
HORIZON CAPITAL INVESTORS LP (18)                 2,085,000       *             2,085,000                    -0-          *
IPOLIS COMMERCIAL LIMITED (19)                      682,063       *               682,063                    -0-          *
JAMES R BINGHAM                                 20,000 (20)       *           20,000 (20)                    -0-          *
JAMES R. CHRIST                                     243,750       *               243,750                    -0-          *
JEFFREY E. ROBINSON                                  25,001       *                25,001                    -0-          *
JEFFREY SALOMON                                520,000 (21)       *          520,000 (21)                    -0-          *
JIMMY D. OMAN                                   40,000 (22)       *           40,000 (22)                    -0-          *
JOHN D NARDONE                                       75,000       *                75,000                    -0-          *
JOHN M. BRAZIER                                      50,000       *                50,000                    -0-          *
JOSEPH W ABRAMS & PATRICIA G                        950,000       *               950,000                    -0-          *
JUNE C. MCDONALD                                40,000 (23)       *           40,000 (23)                    -0-          *
KAREN WEIL                                          153,708       *               153,708                    -0-          *
KENNETH GREEN                                     1,000,000       *             1,000,000                    -0-          *
LEWIS C. PELL                                       665,029       *               665,029                    -0-          *
MARVIEW HOLDINGS INC. (24)                     100,000 (25)       *          100,000 (25)                    -0-          *
MEADOWBROOK OPPORTUNITY FUND (26)                   300,000       *               300,000                    -0-          *
GABRIEL CAPITAL CORP (27)                           553,874       *               553,874                    -0-          *
MIKE BAUMGAERTEL                                     50,000       *                50,000                    -0-          *
NATIONAL INVESTOR SERVICES CORP
   FBO ROBERT REEVES                            60,000 (28)       *           60,000 (28)                    -0-          *
NORMAN C. DYER                                  25,000 (29)       *           25,000 (29)                    -0-          *
NORMAN T. REYNOLDS                                1,100,000       *               250,000                850,000          *
ODYSSEY TRANSPORTATION , INC. (30)                   37,500       *                37,500                    -0-          *
PAUL ORRSON                                          37,500       *                37,500                    -0-          *
RALPH & KAREN WEIL                                   25,001       *                25,001                    -0-          *
RICHARD MOLINSKI                               487,263 (31)       *          487,263 (31)                    -0-          *
RICHARD NESLUND                                     665,009       *               665,009                    -0-          *
ROBERT K. CHRISTIE                           5,603,333 (32)       *        3,770,000 (32)              1,833,333          *
SAN DIEGO TORREY HILLS CAPITAL INC. (33)            875,000       *               875,000                    -0-          *
SCOTT COVEY                                          50,000       *                50,000                    -0-          *
STEFAN LOREN                                         18,750       *                18,750                    -0-          *
STEPHEN MICHAEL BRAZIER                              33,333       *                33,333                    -0-          *
TERENCE F. LEONG                                    950,000       *               950,000                    -0-          *
THE VANGUARD GROUP FOR THE BENEFIT
   OF  BILL KONOLD                              20,000 (34)       *           20,000 (34)                    -0-          *
THIH HTWAR                                      10,000 (35)       *           10,000 (35)                    -0-          *
TOM MONROE                                          100,000       *               100,000                    -0-          *
WILLIAM A. LEWIS IV                                  70,000       *                70,000                    -0-          *
WILLIAM GREENE                                      400,000       *               400,000                    -0-          *
WILLIAM R WINN                                      160,000       *               160,000                    -0-          *
WINDSTONE CAPITAL (36)                              189,000       *               189,000                    -0-          *
YE LIN HTWAR                                    10,000 (37)       *           10,000 (37)                    -0-          *
HAYDEN COMMUNICATIONS, INC. (38)                    100,000       *               100,000                    -0-          *



* Less than one percent

(1) Based on a total  capital  stock of  115,754,920  consisting  of  32,380,840 shares of common stock, and 83,374,080 shares of common stock underlying convertible securities (warrants and promissory notes).
(2) Assumes the sale of all shares registered by each selling shareholder.
(3) Barron Partners LP is controlled by Andrew Worden.
(4) Consists of (i) notes payable that are convertible into 62,661,400 common shares, subject to certain limitations regarding percentage ownership; and (ii) warrants to purchase 19,930,180 common shares
(5) Includes warrants to purchase 40,000 shares of common stock.
(6) Includes warrants to purchase 75,000 shares of common stock.
(7) The David S. Nagelberg 2003 Revocable Trust is controlled by David S. Nagelberg.

(8) Core  Fund,  LP is  controlled  by David M.  Baker
(9) Includes warrants to purchase 20,000 shares of common stock.
(10) Four by Four Construction, Inc. is controlled by Jeff J. Fargo.
(11) Includes warrants to purchase 35,000 shares of common stock
(12) Includes warrants to purchase 20,000 shares of common stock
(13) Includes warrants to purchase 40,000 shares of common stock.
(14) Includes warrants to purchase 20,000 shares of common stock.
(15) Good life Limited is controlled by J. Kevin Wood.
(16) Guerrilla  Partners LP is controlled by Peter Siris.
(17) Includes warrants to purchase 10,000 shares of common stock.
(18) Horizon Capital Investors, LP is controlled by Paul Janka.
(19) ) Ipolis Commercial Limited is controlled by Amit Ben-Haim.
(20) Includes warrants to purchase 10,000 shares of common stock.
(21) Includes warrants to purchase 260,000 shares of common stock.
(22) Includes warrants to purchase 20,000 shares of common stock.
(23) Includes warrants to purchase 20,000 shares of common stock.
(24) Marview Holdings, Inc. is controlled by Charles Schleicher.
(25) Includes warrants to purchase 50,000 shares of common stock
(26) Meadowbrook Opportunity Fund is controlled by Evan Greenberg
(27) Gabriel Capital Corp. is controlled by Michael H. Weiss.
(28) Includes warrants to purchase 30,000 shares of common stock.
(29) Includes warrants to purchase 12,500 shares of common stock.
(30) Odyssey Transportation Inc. is controlled by Bryon Walker.
(31) Includes warrants to purchase 90,000 shares of common stock.
(32) Includes warrants to purchase 10,000 shares of common stock.
(33) San Diego Torrey Hills Capital Inc. is controlled by Cliff Mastricola.
(34) Includes warrants to purchase 10,000 shares of common stock.
(35) Includes warrants to purchase 5,000 shares of common stock.
(36) Windstone Capital is controlled by Steven Green.
(37) Includes warrants to purchase 5,000 shares of common stock.
(38) Hayden Communications, Inc. is controlled by Matt Hayden.

 *       less than one percent

         The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.



                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
          o an exchange distribution in accordance with the rules of the applicable exchange;
          o    privately-negotiated transactions;
          o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
          o    a combination of any such methods of sale; and
          o    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK RULES / SECTION 15(G) OF THE EXCHANGE ACT

         Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

         Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

         Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

         Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

         Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

         Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

         Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

         The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above described regulatory burdens.

                                LEGAL PROCEEDINGS

         NK Heating & Air Conditioning filed complaint against the Company and its formerly owned subsidiary , CPI Development, Inc. in Los Angeles County Superior Court. The complaint alleges a breach of contract, and asks for damages of $98,000. The Company believes that it has meritorious defenses to the plaintiff's claims and intends to vigorously defend itself against the Plaintiff's claims.

         Corona Service Park, et al filed complaint against the Company in the Central District of California of the United States District Court. The complaint alleges a breach of contract. The Company believes that it has meritorious defenses to the plaintiff's claims and intends to vigorously defend itself against the Plaintiff's claims.

         The Company is also subject to other legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have material adverse effect on its financial position, results of operations or liquidity

         Other than described above, we are not engaged in any other litigation, and are unaware of any claims or complaints that could result in future litigation. We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today's business environment as an unfortunate price of conducting business.



          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     NAME                   AGE                     POSITION

Burr D. Northrop             42       President / Principal Financial Officer /
                                            Principal Accounting Officer /
                                            Chairman of the Board of Directors

Terence F. Leong             39       Director

         Directors of the Company hold their offices until the next annual meeting of the Company's shareholders until their successors have been duly elected and qualified or until their earlier resignation, removal of office or death. The officers of the Company are elected by the Board of Directors to serve until their successors are elected and qualified.

         BURR D. NORTHROP. Burr D. Northrop managed compliance programs and fuel system renovations at Connor Environmental from March 1990 until June 1993. He served as president of Kaliber Construction and Engineering from June 1992 until June 1994, where he undertook soil and groundwater remediation projects. From 1992 until the present, he has served as vice president, secretary, treasurer, and president of H.B. Covey, Inc., our wholly-owned subsidiary. He was elected as our president on September 28, 2004.

         TERENCE F. LEONG. Terence F. Leong, since 1996, has been the owner of Walker Street Associates, a management consulting firm. Mr. Leong started assisting the Company in August, 2004 by preparing a comprehensive review of the Company, its management and its operations. Mr. Leong joined the Board of Directors in September, 2004. He assists the Company on its capital requirements, strategic and operational management of its current and future operations.

Family Relationships
--------------------

         There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings
----------------------------------------

         To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Committees and Independence
---------------------------------

         All of the directors serve until the next annual meeting of common shareholders and until their successors are elected and qualified by our common shareholders, or until their earlier death, retirement, resignation or removal. Our Bylaws set the authorized number of directors at not less than one nor more than nine, with the actual number fixed by our board of directors. Our Bylaws authorized the Board of Directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more of the directors, with such powers and authority (to the extent permitted by law and these Bylaws) as may be provided in such resolution.

         There are no independent directors at this time. The Company is actively recruiting prospective independent directors.
         Our board of directors has established two committees to date, an Audit Committee and a Compensation Committee. The principal functions of the Audit Committee are to recommend the annual appointment of the Company's auditors concerning the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's internal control procedures. The principal functions of the Compensation Committee are to review and recommend compensation and benefits for the executives of the Company. The principal functions of the Management Committee are to review and recommend financing and investment opportunities for the Company, business strategy, and the Company's structure and operations.

         The Company's Board of Directors resolved that there are no members of the Board appointed to consulting Audit and Compensation Committees, and the initial number of the Board members shall be later amended by the Board.

         The entire Board of Directors will perform the function of the Audit Committee until we appoint directors to serve on the Audit Committee.

         The  entire   Board  of  Directors   performs  the   functions  of  the
Compensation Committee until we appoint directors to serve on the Compensation Committee.

Code of Ethics
--------------

         We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote:

                 - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

                 - Full, fair, accurate,  timely, and understandable  disclosure in reports and documents that we file with, or submits to, the SEC and in other public communications made by us;


                 - Compliance with applicable governmental laws, rules and regulations;

                 - The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

                 - Accountability for adherence to the code.

                  A copy of our code of ethics  that  applies  to our  principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions was filed as Exhibit 14.1 to the Annual Report on Form 10-KSB for September 30, 2004.

                   We will provide to any person without charge, upon request, a copy of our code of ethics. Any such request should be directed to our corporate secretary at 3233 Grand Avenue, Suite N-353, Chino Hills, California 91709.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 7, 2006 by: (i) each person known to us to own beneficially more than five percent of the Common Stock; (ii) each of our directors; (iii) each executive officer named in the Summary Compensation Table; and (iv) all executive officers and directors as a group.


         Name and address of beneficial owner (1)                Amount of         Percentage
                                                               ownership (2)      of class (3)
Burr D. Northrop                                                    4,283,524             3.7%
Terence F. Leong                                                      950,000             0.8%
Kenneth Green                                                       1,000,000             0.9%

All directors and officers as a group (three persons)               6,233,524             5.4%


*less than 1%

---------------------


(1) Unless otherwise indicated, the address for each of these stockholders is c/o Entech Environmental Technologies, Inc. 3233 Grand Avenue, Suite N-353, Chino Hills, CA, 91709. Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to our shares of common stock which he or she beneficially owns.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. As of June 7, 2006, there were 115,754,920 shares of common stock owned beneficially, consisting of 32,380,840 shares of our common stock, 62,661,400 underlying convertible notes payable and up to 20,712,680 shares of common stock issuable upon the exercise of common stock purchase warrants

(3) Mr. Green serves as our vice president.

Explanatory note: Barron Partners LP beneficially owns an aggregate of 82,591,580 shares of common stock (71.4% of the beneficially owned shares of common stock) consisting of (i) notes payable that are convertible into 62,661,400 common shares; and (ii) warrants to purchase 19,930,180 common shares. However, such ownership subject to subject to contractual limitations regarding percentage ownership limiting the ownership of common shares to no greater than 4.99% at any one time. Barron Partners LP is controlled by Andrew Worden.

Changes in Control
------------------

         There are no arrangements, known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of Entech Environmental Technologies, Inc.


                            DESCRIPTION OF SECURITIES

General
-------

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001.

Common Stock
------------

         The shares of our common stock presently outstanding, and any shares of our common stock issued upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors.

         Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock
---------------

         We have 10,000,000 shares of preferred stock, par value $0.001 authorized and have no preferred stock issued and outstanding. The Board of Directors have not designated the rights or preferences for any preferred stock.

Dividend Policy
---------------

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants and Convertible Securities
--------------------------------------------------

         In September , 2004, a group of investors led by Barron Partners LP, one of our existing stockholders, agreed to advance us a minimum of $100,000 and a maximum of $1,500,000 pursuant to a secured note. The note is convertible into shares of our common stock at two and one half cents ($0.025) per share. In addition, we agreed to issue our common stock purchase warrants to purchase 15 shares of our common stock for every $1.00 of principal of the note, at an exercise price of $0.15 per share. The note has a term of two years and bears interest at a rate of eight percent per annum. The note has a first lien and security interest on all of our assets and those of our subsidiaries.

         In December 2005, we issued a secured convertible note payable for $100,000 to Barron Partners LP, one of our existing stockholders. The note is convertible into shares of our common stock at two and one half cents ($0.025) per share. In addition, we agreed to issue our common stock purchase warrants to purchase 40 shares of our common stock for every $1.00 of principal of the note, at an exercise price of $0.05 per share. The note has a term of two years and bears interest at a rate of eight percent per annum. The note has a first lien and security interest on all of our assets and those of our subsidiaries.

         In January 2006, we issued a secured convertible note payable for $236,680 to Barron Partners LP. The note is convertible into shares of our common stock at two and one half cents ($0.025) per share. The note has a term of two years and bears interest at a rate of eight percent per annum. The note has a first lien and security interest on all of our assets and those of our subsidiaries.

         In April 2006, we issued a secured convertible note payable for $167,843 to Barron Partners LP. The note is convertible into shares of our common stock at two and one half cents ($0.025) per share. The note has a term of two years and bears interest at a rate of eight percent per annum. The note has a first lien and security interest on all of our assets and those of our subsidiaries

         Conversion of the convertible notes and exercise of the warrants are limited such that the note holder can not convert notes or exercise warrants that would result in beneficial ownership by the holder or its affiliates of more than 4.9% of the outstanding common shares on the conversion or exercise date.

         The following table summarizes the outstanding warrants and the related prices for the shares of the Company's common stock issued to non-employees of the Company. These warrants were granted in lieu of cash compensation for services performed or financing expenses.

                   Warrants Outstanding and Exercisable

                                             Weighted
                                              average         Weighted average
                           Number            remaining         exercise price
      Exercise        outstanding and       contractual       outstanding and
       prices           exercisable        life (years)         exercisable
     ----------       ---------------     -------------       -----------------

       $ 0.05            4,000,000              4.75            $      0.05
         0.15           15,930,180              3.60                   0.15
         1.10              475,375              2.83                   1.10
         2.50              400,000              0.88                   2.50
         3.00              400,000              0.88                   3.00
                      ---------------     -------------       -----------------
                        21,205,555              3.66                   0.25
                      ===============     =============       =================

         The exercise price of the Warrants and the number of shares of Common Stock or other securities at the time issuable upon exercise of the Warrants shall be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities. In case of any consolidation or merger by us with or into any other corporation, entity or person, or any other corporate reorganization, in which we shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a "Reorganization"), then, in each case, the holder of the Warrants on exercise any time after the consummation or effective date of such Reorganization (the "Effective Date"), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the Warrants issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto.

Options
-------

         The Company adopted the 2006 Stock Option Plan (the "2006 Plan"), which was approved by the Board of Directors. The purpose of the 2006 Plan is to encourage and enable employees, directors and other persons upon whose judgment, initiative and efforts the Company largely depends upon, to acquire a proprietary interest in the Company. Under the 2006 Plan, the Board of Directors, or a stock option committee appointed by the Board of Directors, may grant stock purchase options relating to a maximum of 3,000,000 shares of Common Stock (subject to adjustment due to certain recapitalizations, reorganizations or other corporate events). The Board of Directors or the Company's stock option committee shall have discretion to determine which of this amount may be granted as incentive stock options ("ISO's"), stock appreciation rights ("SAR's"), restrictive stock awards, and non-statutory options. If any Option expires, terminates or is cancelled without having been exercised the shares subject to the option will again be available for issuance under the 2006 Plan. As of June 7, 2006, no options have been granted pursuant to the 2006 Plan.

Dividends
---------
         We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Instead, we intend to retain our earnings, if any, to finance the expansion of our business. The declaration and payment of dividends in the future, if any, will be determined by the Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the common stock offered hereby will be passed upon for us by our independent legal counsel, Joseph I. Emas, Esq., 1224 Washington Avenue, Miami Beach, Florida.

Our financial statements included in this prospectus have been audited by Mendoza Berger & Co., LLP, our independent public accountant, as stated in the auditors report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.




            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

               o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

               o putting a substantial  voting block in  institutional  or other
          hands  that  might   undertake  to  support  the  incumbent  board  of
          directors; or

               o effecting an acquisition that might complicate or preclude the takeover.

         The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company's Articles of Incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company's Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

         The Company may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         We were initially incorporated in 1998 in Florida as Cyber Public Relations, Inc. for the purpose of providing Internet electronic commerce consulting services to small and medium size businesses. Cyber Public Relations never had any material operations or revenues. On January 21, 2004, pursuant to a Capital Stock Exchange Agreement between the stockholders of Environmental Technologies, Inc., a Nevada corporation, the Environmental Technologies stockholders transferred all of their shares of the Environmental Technologies stock to Cyber Public Relations in exchange for 9,550,000 shares of the common stock of Cyber Public Relations.

         We changed our name to Entech Environmental Technologies, Inc. on March 22, 2004 to more accurately reflect the focus of our business. We provide a variety of services to customers ranging from large corporations to retail consumers, through H.B. Covey, Inc. ("HBC"), a 58 year old construction and maintenance company that specializes in the installation and maintenance of fueling systems. Beginning in October 2004, we expanded our scope of services to include installation of major household appliances for major retailers. We are based in southern California and currently provide our services primarily in California.

         As a result of the stock exchange discussed above, Environmental Technologies, Inc. became a wholly-owned subsidiary of Cyber Public Relations, and the Environmental Technologies stockholders acquired 96.81 percent of the issued and outstanding shares of the common stock of Cyber Public Relations. Immediately following the exchange, Barron Partners LP acquired 2,000,000 shares of our common stock and warrants for the purchase of 7,150,000 shares of our common stock. However, on September 30, 2004, Barron Partners agreed to the cancellation of the warrants for the purchase of 7,150,000 shares of our common stock.

         Our wholly-owned subsidiary, Environmental Technologies, Inc. a Nevada corporation located in Chino Hills, California, was formerly known as Parr Development, Inc. which was incorporated in 2001. Before the mergers of its subsidiaries described in this section, Parr Development had not engaged in any operations. Parr Development changed its name to Environmental Technologies, Inc. in 2003. We are the result of the combination of several companies:

              - HBC, a California corporation incorporated in 1971 but which has been in business since 1948, a construction, diagnostic and maintenance company that specializes in the construction and maintenance of fueling systems, through which we conduct all of our current operations;

              - Christie-Peterson Development, a California corporation incorporated in 1995 herein referred to as "CPI"), a provider of construction, repair, and maintenance services for petroleum service stations in California, Nevada, and Arizona, which was placed into Chapter 7 bankruptcy on September 30, 2004, and is no longer actively engaged in business; and

              - Advanced Fuel Filtration Services, Inc., a California corporation incorporated in 1995 (herein referred to as "AFFS"), a provider of comprehensive environmental management solutions for the petroleum industry, with operations including fuel and chemical transportation, hazardous and non-hazardous waste disposal, emergency HAZMAT response, and underground storage tank cleaning and filtration services, which was placed into Chapter 7 bankruptcy on September 30, 2004, and is no longer actively engaged in business.

     We also acquired from the stockholders of AFFS all of the issued and outstanding shares of Advanced Petroleum Transport, Inc., a California corporation. As of the date of this report, Advanced Petroleum Transport, Inc. has conducted no operations.

         The mechanics of the combination of the component companies of Entech initially occurred with the reverse triangular mergers between each of
Christie-Peterson, HBC and AFFS with three subsidiaries of Environmental Technologies. In each case, the stockholders of Christie-Peterson, HBC and AFFS existing before the mergers received shares of the common stock of Environmental Technologies in exchange for all of their shares in the merged companies. Following the reverse triangular mergers, Environmental Technologies had four wholly-owned subsidiaries, Christie-Peterson, HBC, AFFS, and Advanced Petroleum Transport, Inc.

         On December 9, 2005, we acquired all the assets and the right to use the name of Pacific Coast Testing, a California corporation, at a price of $125,000, $75,000 payable at closing, the remainder payable over a twelve month period, subject to certain offsets.

                             DESCRIPTION OF BUSINESS

         We provide a variety of services to customers ranging from large corporations to retail consumers, through H.B. Covey, Inc. ("HBC"), a 58 year old construction and maintenance company that specializes in the installation and maintenance of fueling systems. Beginning in October 2004, we expanded our scope of services to include installation of major household appliances for major retailers. We are based in southern California and currently provide our services primarily in California.

GENERAL

        H.B. COVEY, INC. Our HBC subsidiary is a 58 year old construction and maintenance company that specializes in construction and maintenance services for the retail petroleum industry, commercial and industrial users, municipal organizations, and in support of major equipment manufacturers. HBC expanded its scope of services to include installation of major household appliances for major retailers in October 2004.

         HBC's business is western states oriented with the heaviest concentration of infrastructure located in California. On occasion, we will provide services in various other states in order to provide a "one stop" support capacity to a core customer or to take advantage of a target opportunity. The industry, as a whole, is fueled by environmental regulations which continue to evolve and become increasingly restrictive. Traditionally, HBC has targeted select opportunities within these sectors that support the core competencies of its work force. Examples of these skill sets include:

          o Complete fuel system installations and upgrades; o Installation of monitoring and point of sale equipment;
          o Alternative fueling systems including CNG and LNG;
          o Installation and removal of hoists, clarifiers, and underground storage tanks;
          o Installation of soil and groundwater remediation equipment;
          o Complete maintenance and support of all major equipment and electronics supported by a 24 hour per day maintenance dispatch center; and
          o Installation of major household appliances including; hot water heaters, water softeners, garbage disposals, garage door openers, etc.

         CLIENT BASE. HBC management has categorized its customer base into six categories in order to efficiently develop, maintain and maximize our opportunities. A focused approach and determination of viability is made for each potential customer. Our ideal client spends in excess of $5 million in capital and maintenance each year. It should have centralized decision-making structure and its payment terms must be timely. It is our goal to retain our "relationship based" clients and maximize the amount of opportunities and activities with those clients. Each category has differences in target services and expectation of potential revenue. The categories are guidelines and should not be considered exclusive of any opportunity not listed.

         CATEGORY I - MAJOR OIL AND RETAIL COMPANIES. These companies sell fuel as their primary retail strategy; have budgeted capital expenditures on a yearly basis; have in excess of 250 locations and complementary geographic coverage; engage in yearly maintenance contracts; and rely heavily on contracted services. These companies include BP, Exxon Mobil Corporation, Chevron, Shell, Valero, Wal-Mart (Sam's Club), Sears, and Kroger.

         CATEGORY II - LARGE INDEPENDENT AND REGIONAL OPERATORS. Generally these companies are similar to the Category I list, however, they are smaller (less than 250 stations) and more regionally located. They have centralized decision-making structure and have a significant requirement for our services. These companies include USA Petroleum, Pilot Corporation, Giant Industries, Travel Centers of America, Tower Energy, United Oil, Quick Stop Markets Inc., Nella Oil, and Jayco.

         CATEGORY III - INDUSTRIAL/COMMERCIAL. The industrial/commercial clients view their fueling operations as "a necessary evil." They do not sell fuel but rather install and maintain fueling systems to facilitate their primary revenue generating functions. They typically lack knowledgeable personnel to manage their fuel dispensing activities and rely heavily on relationships with consultants and contractors. This group represents a significant opportunity for relationship building and complete package sales. This group includes Ryder Corporation, Hertz Corporation, UPS, Overnight Transport, Yellow Freight, Roadway, Penske Leasing, Sempra Energy, and Consolidated Freight.

         CATEGORY IV - MUNICIPAL ORGANIZATIONS. These potential clients operate large fleets of vehicles that utilize both traditional and alternate fuel power. Although bidding opportunities are commonly open to the public, we have been able to foster longstanding relationships and extended contracts. These opportunities typically require bid and performance bonds. The size and complexity of the bid offerings coupled with the documentation and capitalization requirements create a barrier of entrance that is often daunting to our competition. Along with upgrades to traditional fueling systems mandated by legislation these customers are aggressively converting fleets to alternative fuel sources and taking advantage of substantial incentives and grant programs. This group includes the City of Los Angeles, the United States Postal Service, and the California Highway Patrol.

         CATEGORY V - ORIGINAL EQUIPMENT MANUFACTURERS AND DISTRIBUTORS. HBC is an authorized service company for the majority of the fueling equipment in use today. We derive value from our ability to provide maintenance services during the start up of the original equipment, in the performance of preventative and warranty services, and engaging in time and material contracts with our customers, the OEM's, and the distributors. The fueling equipment that HBC is authorized to service includes, but is not limited to, equipment manufactured by Tokheim Corporation, Gilbarco, Dresser Wayne, Gas Boy, Veeder Root, API Ronan, Allied, EBW, FE Petro, EMCO, Hasstek, Healy, Incon, Red Jacket, Ruby Verifone, SSI Blue Line, and CNG.

         CATEGORY VI - TARGETS OF OPPORTUNITY. These clients are small independent operators. They offer one-time opportunities and on-going maintenance contracts. They are typically high maintenance requiring frequent communication with senior management. There is limited opportunity for repeat business and we are constantly wary of under-capitalization issues that often lead to disputes. We are very selective in our analysis of these opportunities and typically quote work with higher contingency percentages to offset our exposure to the aforementioned risks.

         FUTURE AND ON-GOING OPPORTUNITIES. Management has observed that the industry as a whole has undergone an intense period of change. Retail petroleum divisions of oil companies are redefining themselves as "retailers" as opposed to operators. More emphasis, we believe, is being placed on profitability facilitated by reductions in operating costs. The market is in a period of contraction with mergers and acquisitions occurring in hopes of creating higher margins through enhanced efficiencies and reduced competition. Non-traditional fuel retailers (Costco, Sam's Club, K-Mart, Wal-Mart, etc.) are focusing on customer retention by offering expanded services including fueling operations at their existing and new facilities.

         Independent of the ongoing corporate shuffling, various oversight agencies have imposed restrictive compliance deadlines and created effective methods to monitor compliance. Legislation continues to provide substantial incentives and judicial mandates for operators to convert fleets to clean burning fuel sources. These directives have provided HBC numerous opportunities to service customers in all categories.

         HBC is currently involved in major oil capital rollout programs designed to meet deadlines set by the California Air Recourse Board, South Coast Air Quality Management District, and Regional Water Quality Control Boards. The most urgent programs have various compliance deadlines ranging from December 31, 2002 through December 31, 2008. Levels of compliance vary through the various categories. However, we estimate that the industry as a whole is 60 percent to 70 percent compliant. All fuel system operators will be forced to allocate larger portions of their capital budgets to regulatory compliance. Additional funds will be allocated to programs focused on image improvement, new technology implementation, and installation of alternative fueling systems.

         We anticipate that retail companies will have an increased expectation of service to develop sophisticated metrics to measure performance. It is hoped that these metrics and our commitment to service and operational excellence will differentiate us from our competitors and allow us continued growth. The technology utilized in today's fueling systems has become relatively high-tech. HBC continues to train its employees and study regulations to provide a value added approach in its sales effort.

         HBC management anticipates a robust, sellers market, for the foreseeable future (one to three years). Sales in all categories will be fueled primarily by opportunities mandated by regulatory compliance. We will align ourselves with select partners (i.e., testing companies and environmental consultants) to maximize referral business. Although opportunities are expected to be plentiful, the group will be limited by our ability to employ a well-trained, highly competent, work force. Additional challenges will come in the form of capitalization and financial stability. Competition to retain qualified management and skilled craftsmen will be intense. The most successful companies will be those that are diverse enough to endure unpredictable capital cycles and provide robust employment packages to its employees.

CORPORATE OFFICES

         The mailing address of our principal executive office is 3233 Grand Avenue, Suite N-353, Chino Hills, California 91709. Our telephone number is
(909) 623-2502 and our fax number is (909) 865-1244. Our e-mail address is entech@onebox.com. Our operational offices are located in Chino, California.

EMPLOYEES

         We currently employ 16 petroleum service technicians and support personnel, 11 consumer services technicians and support personnel, 10 construction and support personnel, and 5 management and administrative employees. As we grow, we will need to attract an unknown number of additional qualified employees. Although we have experienced no work stoppages and believe our relationships with our employees are good, we could be unsuccessful in attracting and retaining the persons needed. None of our employees are currently represented by a labor union. Considered one of the fastest growing areas in the United States, the Inland Empire area of southern California, where we are located, is expected to provide a ready source of available labor to support our growth.




           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

         The matters discussed in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" contain forward-looking
statements   that  involve  risks  and   uncertainties.   See   "Forward-Looking
Statements."

OVERVIEW

         Our HBC subsidiary is a 58 year old construction and maintenance company that specializes in construction and maintenance services for the retail petroleum industry, commercial and industrial users, municipal organizations, and in support of major equipment manufacturers. HBC expanded its scope of services to include installation of major household appliances for major retailers in October 2004, and HBC expanded its scope of services to include testing related services to the petroleum industry in December 2005.

         HBC's business is western states oriented with the heaviest concentration of infrastructure located in California. On occasion, we will provide services in various other states in order to provide a "one stop" support capacity to a core customer or to take advantage of a target opportunity. The industry, as a whole, is fueled by a constant barrage of environmental regulations which continue to evolve and become increasingly restrictive. Traditionally, HBC has targeted select opportunities within these sectors that support the core competencies of its work force. Examples of these skill sets include:

               o Complete fuel system installations and upgrades;
               o Installation of monitoring and point of sale equipment;
               o Alternative fueling systems including CNG and LNG;
               o Installation and removal of hoists, clarifiers, and underground storage tanks;
               o Installation of soil and groundwater remediation equipment;
               o Complete  maintenance  and support of all major  equipment  and electronics supported by a 24 hour per day maintenance dispatch center; and
               o Installation of major household appliances including; hot water heaters, water softeners, garbage disposals, garage door openers, etc.

         HBC is generally divided into four divisions: Construction, Maintenance, Testing and Consumer Services. We will bolster the testing division client list by marketing testing services to our existing construction and maintenance customers, and will capitalize on marketing opportunities for our construction and maintenance divisions afforded by the existing testing division customers. The diversity of the four divisions provides stability and diversification, yet focuses on basic core competencies.

ACCOUNTING POLICIES INVOLVING MANAGEMENT ESTIMATES AND ASSUMPTIONS

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying financial statements and related footnotes. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We do not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. Our senior management has discussed the development and selection of the critical accounting estimates, and related disclosures, with the Audit Committee of our Board of Directors.

         Financial Reporting Release No. 60, which was released by the Securities and Exchange Commission, or SEC, in December 2001, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The Notes to Consolidated Financial Statements included in our Annual Report on Form 10-KSB for the year ended September 30, 2005 includes a summary of our significant accounting policies and methods used in the preparation of our financial statements. In preparing these financial statements, we have made our best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. Our critical accounting policies are as follows:

         REVENUE RECOGNITION The Company recognizes revenues from fixed-price and modified fixed-price construction contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

         The Company recognizes revenue from repair and installation services, in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered;
(3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured.

         The SEC's Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition, provides guidance on the application of generally accepted accounting principles to selected revenue recognition issues. We believe that our revenue recognition policy is appropriate and in accordance with generally accepted accounting principles and SAB No. 104.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS We also maintain an allowance for doubtful accounts for potential uncollectible accounts receivable arising from our customers' inability to make required payments. Our estimate is determined by analyzing historical bad debts, customer payment history and patterns, customer creditworthiness, and economic, political or regulatory factors affecting the customer's ability to make the required payments.

         INVENTORIES AND RELATED ALLOWANCES. Net inventories are valued at the lower of the first-in, first-out, or FIFO, cost or market value and have been reduced by an allowance for excess, obsolete and potential scrap inventories. The estimated allowance for excess and obsolete inventories is based on inventories on hand compared to estimated future usage and sales and assumptions about the likelihood of scrap or obsolescence.

RESULTS OF OPERATIONS

SIX MONTHS ENDED MARCH 31, 2006 COMPARED TO THE SIX MONTHS
ENDED MARCH 31, 2005 (Unaudited)

Construction Services
---------------------

Construction Services revenues increased $819,000, or 110.6%, due to successful sales and marketing efforts targeting HBC's core customers. The team secured and completed contracts with major fuel system operators. Gross margin percentage decreased to 29.5% from 54.0% because our efforts during the second quarter of 2006 focused primarily on two large contracts on which we expected lower margins. Operating expenses as a percentage of revenue decreased from 19.9% to 15.5% because of our higher revenue base. On a gross dollar basis, operating expenses increased $94,000, or 63.8%. Insurance expenses were not allocated to the operating divisions in 2005, but were allocated to the operating divisions in 2006. Total allocated expenses for insurance in 2006 account for $21,000 of the increase in operating expenses. Increased payroll and employee related costs account for $50,000 of the increase while higher fuel costs account for the remainder of the increase in operating expenses. Overall, Construction Services income from operations decreased by $33,000, or 13.2%, because of these factors.

Maintenance Services
--------------------

Maintenance Services revenues decreased $207,000, or 15.8%, due to our decision to focus on higher quality customers and to eliminate of non-critical customers. Gross margin percentage increased to 41.1% from 35.0%. We had higher material costs in the second quarter of 2006, but year to date, our decision to focus on higher quality customers and to eliminate non-critical customers has favorably impacted our gross margin. Operating expenses as a percentage of revenue increased to 31.0% from 23.4%, or $35,000 in total. Insurance expenses were not allocated to the operating divisions in 2005, but were allocated to the operating divisions in 2006. Total allocated expenses for insurance in 2006 account for $26,000 of the increase in operating expenses. Higher fuel costs and fleet maintenance account for the remainder of the increase in operating expenses. Overall, Maintenance Services income from operations decreased by $40,000 because of these factors.

Consumer Services
-----------------

Consumer Services revenues increased 61,000, or 12.3%, because we had more installations during the period. Gross margin percentage decreased to 34.3% from 43.3% because we had overall higher material costs. Operating expenses as a percentage of revenue was consistent for the periods at 50.9%. In total, operating expenses increased $31,000. Insurance expenses were not allocated to the operating divisions in 2005, but were allocated to the operating divisions in 2006. Total allocated expenses for depreciation and insurance in 2006 account for $20,000 of the increase in operating expenses. Higher fuel costs and fleet maintenance account for the remainder of the increase in operating expenses. Overall, Consumer Services net loss from operations increased by $55,000 because of these factors.

Other
-----

Corporate overhead decreased to $394,000 from $559,000, or 29.5%. In 2006, after adding back insurance expenses of $67,000 that were allocated out, corporate overhead for the 2006 period would have been $461,000. In 2005, after adding back non-recurring expense reductions of $105,000, corporate overhead for the 2005 period would have been $664,000. On a comparative basis, corporate overhead decreased $197,000. We incurred significant legal fees in the prior period related to the bankruptcy filings of our former subsidiaries, and are not incurring those types of legal fees in the current period. The reduction in legal and professional fees, along with management's efforts to control costs attribute to the decreased in corporate overhead expense.

Interest expense increased to $553,000 from to $306,000, or 80.5%. Interest expense in the current year period includes a charge for liquidated damages related to our failure to timely file a registration statement to register the shares underlying the convertible notes and warrants. No such charge was recorded in the prior year quarter because the contemplated registration statement was not late at that time. We also have a higher debt base in this quarter compared to the prior year quarter which attributes to the increase in interest expense.

Consolidated
------------

On a consolidated basis, our revenues increased $765,000, or 30.0%; our gross margin increased $82,000, or 7.6%; our operating expenses increased $34,000, or 2.7%; and our interest expense increased $246,000, or 80.5%, all as discussed above on a segment basis. Our net loss increased to $658,000 from $498,000 based on the factors discussed above.

RESULTS OF CONTINUING OPERATIONS

YEARS ENDED SEPTEMBER 30, 2005 AND 2004

Revenue
-------

         Revenues totaled $6.2 million for 2005, an increase of $4.5 million over 2004 when revenues totaled $1.7 million. During 2005, we recognized $2.6 million in revenue from construction services, $2.5 million from maintenance services, and $1.1 million from consumer services. We had more construction and maintenance contracts in 2005 than 2004, accounting for $3.4 of the increase in revenues. We entered into the contract with a major home product retailer to install hot water heaters in October 2004, and we recognized $1.1 million in revenue under this contract in 2005, accounting for the remaining $1.1 million of the increase in revenues.

         The increase in construction and maintenance revenues is attributed to management's focus on organic growth within these sectors. The team continued to maximize opportunities afforded by its current customer base and was successful in winning and completing other lucrative contracts.

Cost of Goods Sold
------------------

         Cost of goods sold totaled $3.6 million for 2005, an increase of $2.3 million over 2004 when costs of goods sold totaled $1.3 million. Our gross margin in 2005 was 42.1% compared to 23.1% in 2004. Cost of sales increased as a function of increased sales, and our gross margin improved due to proficient management, controlled overhead expenses and improved purchasing power.

Selling, General, and Administrative Expenses
---------------------------------------------

         Selling, general and administrative expenses totaled $2.8 million for 2005, a decrease of $3.2 million from 2004 when selling, general and administrative expenses totaled $6.0 million. Decreases and increases in components of selling, general and administrative expense are discussed below.

         In 2004, we recorded $1.3 million in expenses related to resolving issues with the reorganization, and we recorded only $150,000 of expense related to the reorganization in 2005. In 2004, we recorded $534,000 in organizational expenses related to the reorganization, and we did not incur these expenses in 2005. Our bad debt expense decreased by $584,000 from 2004 to 2005, when we had unusually high collectibility exposure related to our receivables. Our use of consultants decreased significantly after the reorganization, and consulting expense decreased by $456,000 from 2004 to 2005. We recorded a $430,000 inventory reserve in 2004, and had no such expense in 2005. As a result of the reorganization and stream-lining of our operations, our general office type expenses decreased by $340,000 from 2004 to 2005.

         Our expenses related to the truck fleet increased by $65,000 in 2005 over 2004, and this was primarily the result of higher fuel costs and repair and maintenance costs of the aging vehicles. Our employee related costs increased by $57,000 in 2005 over 2004, and this was primarily the result of us having more employees on board, and fewer consultants as noted above. Our phone related expenses increased by $47,000 in 2005 over 2004, and this was primarily related to our increased reliance on cell phones. Our general liability and auto insurance premiums increased during 2005, resulting in an increase in insurance expense of $31,000 in 2005 over 2004. Our rent expense increased by $28,000 in 2005 over 2004, primarily because we rented additional storage space to store hot water heaters and other plumbing parts and fixtures that we utilize in the Consumer Services Division.

Depreciation and Amortization
-----------------------------

         Depreciation and amortization expense for 2005 totaled $59,000, an increase of $10,000 over 2004 when depreciation and amortization expense totaled $49,000. The increase is due to higher depreciable asset balances throughout the majority of the year ended September 30, 2005.

Goodwill Impairment
-------------------

         During 2004, we wrote-off the goodwill recorded in its acquisitions of AFFS and CPI in the aggregate amount of $7.0 million. There was no such write-off during 2005.

Write-off Receivables from Discontinued Operations
--------------------------------------------------

         During 2004, we wrote-off $3.3 million of receivables from its discontinued operations. There was no such write-off in the current fiscal year.

Interest Expense
----------------

         Interest expense for 2005 totaled $1.0 million, and includes amortization of the note discount of $526,000 on the convertible notes payable issued to Barron, liquidated damages of $371,000 related to our failure to file a registration statement to register the common shares underlying the convertible notes payable and warrants issued to Barron, and the remainder represents "regular" interest on our outstanding obligations. Interest expense was minimal last year because we did not issue the notes and warrants to Barron until September 30, 2004.

Loss from Continuing Operations
-------------------------------

         For the reasons stated above, the loss from continuing operations for 2005 totaled $1.2 million, an improvement of $14.8 million over 2004 when the loss from continuing operations was $16.0 million.

Results of Discontinued Operations
----------------------------------

         Two former subsidiaries filed for bankruptcy in 2004. The assets and liabilities of these entities were conveyed to the bankruptcy trustees in early 2005, and we did not record any activity for discontinued operations in 2005. We recorded a loss from discontinued operations of $12.9 million for 2004 related to the de-consolidated entities..

LIQUIDITY AND CAPITAL RESOURCES

         During the six months ended March 31, 2006 and during the year ended September 30, 2005, we incurred net losses of $658,000 and $1.2 million, respectively. During the six months ended March 31, 2006, we used $58,000 of cash for our operating activities, and for the year ended September 30, 2005, we used $588,000 of cash for our operating activities. During the six months ended March 31, 2006, we purchased property and equipment totaling $100,000; Burr Northrop, our President, advanced us $75,000, which we repaid; and we issued an 8% convertible note payable for $100,000.

         At March 31, 2006, we have negative working capital of $1.5 million, and we have outstanding obligations to Barron Partners of an aggregate of $1.1 million that is due September 30, 2006. We have not filed a registration statement to register the shares underlying the convertible notes payable, and will continue to incur liquidated damages at the rate of 36% per year on the outstanding balance of the notes payable until such registration statement is effective. We have not timely filed the registration statement due to the restructuring process and the time devoted to the operations of the business...

         In order to execute our business plan, we will need to acquire additional debt or equity financing. Our independent certified public accountants have stated in their report, included in our Form 10-KSB for the year ended September 30, 2005, and in Note 1 of this Form 10-QSB that due to our net loss and negative cash flows from operations, in addition to a lack of operational history, there is a substantial doubt about our ability to continue as a going concern. In the absence of significant revenue and profits, we will be completely dependent on additional debt and equity financing arrangements. There is no assurance that any financing will be sufficient to fund our capital expenditures, working capital and other cash requirements for the fiscal year ending September 30, 2006. No assurance can be given that any such additional funding will be available or that, if available, can be obtained on terms favorable to us. If we are unable to raise needed funds on acceptable terms, we will not be able to execute our business plan, develop or enhance existing services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. A material shortage of capital will require us to take drastic steps such as further reducing our level of operations, disposing of selected assets or seeking an acquisition partner. If cash is insufficient, we will not be able to continue operations.

OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off-balance sheet arrangements.

                            DESCRIPTION OF PROPERTIES

         We lease our 8,000 square foot warehouse and office space in Chino, California from Burr D. Northrop, our President. The monthly rental rate is $6,500, and the lease provides for 3% annual increases in rent beginning in August, 2007. The lease term is for five years, and expires in July, 2010. Total future payments under the lease as of March 31, 2006 total $352,400. We believe that these facilities are adequate for our current operations. However, we expect that we could locate other suitable facilities at comparable rates, should we need more space.

         We lease a storage yard near our warehouse and office space in Chino. The monthly rent under the lease was $1,000 per month. This lease expired in October 2005, and we are on a month to month basis with a new monthly rent of $1,050 per month.

         We lease two storage units in Los Angeles County for storing water heaters, parts and equipment that we utilize in our Consumer Services Division. These leases are on a month to month basis, and the combined monthly rent for these two units is $526 per month, or $6,312 per year.

         As of March 31, 2006, future payouts under the leases for the warehouse, office and storage spaces are as follows:

                            Year         Amount

                            2006       $ 39,000
                            2007         78,400
                            2008         80,800
                            2009         83,200
                            2010         71,000
                                       --------
                                       $352,400
                                       ========

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We lease our 8,000 square foot warehouse and office space in Chino, California from Burr D. Northrop, our President. The monthly rental rate is $6,500, and the lease provides for 3% annual increases in rent beginning in August, 2007. The lease term is for five years, and expires in July, 2010. Total future payments under the lease as of March 31, 2006, 2005 total $352,400.

         We have an outstanding note payable of $140,000 to Burr D. Northrop at March 31, 2006. The Company issued the note in August 2005 as payment for tenant improvements to the leased facility. As noted above, Mr. Northrop is the landlord of the leased facility. The note bears interest at 8%, and provides for monthly payments of $3,041 through July 2010.

         We converted a $50,000 note payable and $10,000 of interest payable to Kenneth Green into common stock through the issuance of 800,000 shares of common stock in August 2005.

         We entered into a note purchase agreement with Barron Partners LP in September 2004, and have borrowed a total of $1.1 million under this agreement through September 30, 2005. The notes issued pursuant to the agreement are convertible into 42.5 million shares at September 30, 2005. We also issued warrants to purchase 15.9 million shares at $0.15 per share. The shares underlying the convertible notes and warrants have certain registration rights. The registration rights agreement for NPA #1 provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not filed timely.

         On December 9, 2005, the Company entered into an Asset Purchase and Sale Agreement with Pacific Coast Testing to acquire the assets of this fuel system testing company for $125,000. No liabilities were assumed as part of the transaction. The Company paid $75,000 of the purchase price at closing, and the remaining $50,000 is payable in May 2006. Burr Northrop, the Company's President, advanced the funds to make the initial $75,000 purchase price payment, and the Company recorded this as an advance from related party.

         In 2005, we paid Terence Leong, a board member, or his company an aggregate of $46,000 for consulting services provided to the Company in 2004.

         Except as noted above, no related party had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

               o Any of our directors or officers;
               o Any person proposed as a nominee for election as a director;
               o Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
               o Any of our promoters;
               o Any relative or spouse of any of the foregoing persons who has the same house as such person.




                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth for the years ended December 31, 2005, 2004, and 2003 the compensation awarded to, paid to, or earned by, our Chief Executive Officer and our four other most highly compensated executive officers whose total compensation during the last fiscal year exceeded $100,000. No other officer had compensation of $100,000 or more for 2005, 2004, and 2003.


                                                   Summary Compensation Table
------------------------------------------------------------------------------------------------------------------------------------
                                           Annual compensation                      Long term compensation
                                 -----------------------------------------  ----------------------------------------
                                                                                      Awards               Payouts
                                                                            ---------------------------    ---------
                                                                                            Securities
                                                            Other annual      Restricted     underlying      LTIP        All other
        Name and                                            compensation     stock awards     options/      payouts     compensation
   principal position   Year     Salary ($)    Bonus ($)         ($)              ($)           SARs          ($)           ($)
---------------------- ------    ---------    ----------    ------------    -------------    ----------    ---------   -------------
Burr D. Northrop (1)    2005      150,007        70,000               -                -             -            -          17,568
                        2004      147,598             -               -          480,000             -            -          12,000
                        2003            -             -               -                -             -            -               -


Kenneth Green (2)       2005      119,998             -               -           15,000             -            -           6,300
                        2004       73,847             -               -                -             -            -               -
                        2003            -             -               -                -             -            -               -


Douglas L. Parker (3)   2004      161,122             -               -                -             -            -          10,000
                        2003            -             -               -                -             -            -               -

(1) Mr. Northrop served as co-president with Mr. Parker until September 28, 2004, at which time Mr. Northrop became president. Annual compensation includes salary paid to Mr. Northrop. Restricted stock awards include 3,000,000 shares of our restricted common stock. All other compensation includes a car allowance and health insurance reimbursements. We recorded a bonus to Mr. Northrop of $70,000 for 2005, none of which has been paid as of the date of this report.

(2) Mr.Green serves as a vice president. Annual compensation includes salary paid to Mr. Green. Restricted stock awards include 200,000 shares of our restricted common stock. All other compensation consists of a car allowance.

(3) Mr. Parker served as co-president with Mr. Northrop until September 28, 2004. Annual Compensation includes salary paid to Mr. Parker. All other compensation includes a car allowance and health insurance reimbursements.

(1) Mr. Northrop served as co-president with Mr. Parker until September 28, 2004, at which time Mr. Northrop became president. Annual compensation includes salary paid to Mr. Northrop. Restricted stock awards include 3,000,000 shares of our restricted common stock. All other compensation includes a car allowance and health insurance reimbursements. We recorded a bonus to Mr. Northrop of $70,000 for 2005, none of which has been paid as of the date of this report.

(2) Mr. Green serves as a vice president. Annual compensation includes salary paid to Mr. Green. Restricted stock awards include 200,000 shares of our restricted common stock. All other compensation consists of a car allowance.

(3) Mr. Parker served as co-president with Mr. Northrop until September 28, 2004. Annual Compensation includes salary paid to Mr. Parker. All other compensation includes a car allowance and health insurance reimbursements.

EMPLOYMENT   AGREEMENTS,   TERMINATION  OF  EMPLOYMENT   AND   CHANGE-IN-CONTROL
ARRANGEMENT

Employment Agreements
---------------------

         In August, 2005, we executed an employment agreement with Kenneth Green, our newly appointed Vice President. The employment agreement with Kenneth Green has a term of three years, with an initial salary of $120,000 per year. In addition, Mr., Green was awarded an initial payment of 200,000 restricted shares of our common stock. There are no changes of control arrangements, either by means of a compensatory plan, agreement, or otherwise, involving our current or former executive officers. Our former chairman and chief executive officer, Steven Rosenthal did not agree to the termination of his employment agreement with us. As of the date of this report, we are disputing Mr. Rosenthal's claim that our obligations to him under the employment contract are still in force and effect. No litigation has been filed with respect to Mr. Rosenthal at this time.

         Pursuant to the agreement with Mr. Rosenthal, which was to terminate on November 30, 2006, he was to receive a salary of $360,000 per year, plus bonuses, cost of living increases, and other benefits. The agreement was renewable. In addition, Mr. Rosenthal received 1,000,000 shares of our common stock upon execution of his agreement. We have taken the position that the agreement has been terminated.

OPTIONS AND STOCK APPRECIATION RIGHTS GRANT TABLE

         There were no grants of stock options to the Named Executive Officers during the fiscal year ended September 30, 2005.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

         We did not have any outstanding stock options or stock appreciation rights at end the fiscal year ended September 30, 2005.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

         We do not have any Long-Term Incentive Plans.

COMPENSATION OF DIRECTORS

         During 2005, we did not compensate any of our directors for their services as board members.

                              Financial Statements

                          INDEX TO FINANCIAL STATEMENTS

Financial Statements of Entech Environmental Technologies, Inc.             Page

Report of Independent Registered Public Accounting Firm..................... F-1

     Consolidated  Balance Sheet as of September 30, 2005................... F-2
     Consolidated  Balance Sheet as of March 31, 2006....................... F-3
     Consolidated  Statements of Operations  for the years
        ended September 30, 2005 and 2004................................... F-4
     Consolidated Statements of Operations for the periods
        ended March 31, 2006 and 2005....................................... F-5
     Consolidated Statement of Deficiency in Stockholders'
        Equity for the years ended September 30, 2005 and 2004.............. F-6
     Consolidated Statements of Cash Flows for the years
        ended September 30, 2005 and 2004................................... F-8
     Consolidated Statements of Cash Flows for the periods
        ended March 31, 2006 and 2005.......................................F-10
     Notes to Consolidated Financial Statements.............................F-11

                REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM


To the Board of Directors and Stockholders of Entech Environmental Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Entech Environmental Technologies, Inc. (Company) and subsidiaries as of September 30, 2005, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Entech Environmental Technologies, Inc. as of September 30, 2004 were audited by another auditor, whose report dated March 11, 2005 on those statements included an explanatory paragraph describing conditions that raised substantial doubt as to the Company's ability to continue as a going concern as discussed in Note Q to the financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Entech Environmental Technologies, Inc. and subsidiaries as of September 30, 2005 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed further in Note 1, the Company has incurred significant losses. The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mendoza Berger & Company, LLP


Irvine, California
January 3, 2006

                               ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
                                     CONSOLIDATED BALANCE SHEET
                                         SEPTEMBER 30, 2005


Assets

Current assets:
Cash                                                                     $    113,153
Accounts receivable, net allowance for doubtful
  accounts totaling $72,242                                                 1,095,237
Costs and estimated earnings in excess of billings
  on uncompleted contracts                                                     19,652
Inventories, net of reserve for excess and obsolete
  parts totaling $388,034                                                     198,490
Prepaid expenses and other                                                     32,186
                                                                     ----------------
Total current assets                                                        1,458,718

Property and equipment, net                                                   411,836
Other assets                                                                   35,420
                                                                     ----------------
Total assets                                                            $   1,905,974
                                                                     ================

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable                                                         $    696,477
Accrued interest and other                                                    541,369
Accrued payroll                                                               181,331
Billings in excess of costs and estimated earnings
  on uncompleted contracts                                                     92,625
Due to de-consolidated entities                                               813,025
Current portion of notes payable, net of discount
  totaling $536,333                                                           525,679
Current portion of note payable - related party                                25,756
                                                                     ----------------
Total current liabilities                                                   2,876,262



Note payable - related party, net of current portion                          120,147


Commitments and contingencies                                                       -

Deficiency in stockholders' equity:
Preferred stock, $.001 par value; 10,000,000 shares
  authorized;  none issued and outstanding                                          -
Common stock, $0.001 par value; 100,000,000 shares
  authorized;  28,405,825 shares issued and outstanding                        28,406
Additional paid-in capital                                                 15,943,420
Common stock subscribed, 4,228,536 shares                                     136,598
Accumulated deficit                                                       (17,198,859)
                                                                     ----------------
Total deficiency in stockholders' equity
                                                                           (1,090,435)
                                                                     ----------------
Total liabilities and deficiency in stockholders' equity                $   1,905,974
                                                                     ================


See accompanying notes to the consolidated financial statements.

                             ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
                                   CONSOLIDATED BALANCE SHEET
                                         MARCH 31, 2006
                                           (UNAUDITED)

Assets

Current assets:
Cash                                                                     $     42,766
Accounts receivable, net allowance for doubtful accounts
  totaling $72,270                                                          1,063,337
Costs and estimated earnings in excess of billings
  on uncompleted contracts                                                     84,572
Inventories, net of reserve for excess and obsolete
  parts totaling $388,099                                                     157,769
Prepaid expenses and other                                                     63,127
                                                                     ----------------
Total current assets                                                        1,411,571

Property and equipment, net                                                   455,404

Other assets                                                                   42,203
Goodwill                                                                       21,532
                                                                     ----------------
Total assets                                                             $  1,930,530
                                                                     ================



LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable                                                         $    611,300
Accrued interest and other                                                    400,424
Accrued payroll                                                               149,791
Billings in excess of costs and estimated earnings
  on uncompleted contracts                                                     71,500
Purchase price payable                                                         45,656

Due to de-consolidated entities                                               793,025
Current portion of notes payable, net of discounts
  totaling $269,332                                                           792,681
Current portion of note payable - related party                                26,804
                                                                     ----------------
Total current liabilities                                                   2,891,181

Notes payable, net of current portion and net of
  discounts totaling $303,464                                                  33,216

Note payable - related party, net of current portion                          106,478


Commitments and contingencies                                                       -


Deficiency in stockholders' equity:
Preferred stock, $.001 par value; 10,000,000 shares
   authorized; none issued and outstanding                                          -
Common stock, $0.001 par value; 100,000,000 shares
  authorized; 32,130,840 shares issued and outstanding                         33,631
Additional paid-in capital                                                 16,722,568
Common stock subscribed, 3,500 shares                                             597
Accumulated deficit                                                       (17,857,141)
                                                                     ----------------
Total deficiency in stockholders' equity                                   (1,100,345)
                                                                     ----------------

                                                                     ----------------
Total liabilities and deficiency in stockholders' equity                 $  1,930,530
                                                                     ================


See accompanying notes to the consolidated financial statements

                           ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
                            CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    For the years ended September 30,
                                                           2005            2004
                                                     --------------   --------------
Revenues, net                                        $  6,225,031     $  1,703,148
Cost of goods sold                                      3,602,453        1,310,090
                                                     --------------   --------------
Gross profit                                            2,622,578          393,058


Operating expenses:
Selling, general, and administrative expenses           2,784,802        6,025,401
Depreciation and amortization                              58,794           48,876
Goodwill impairment                                          --          7,049,020
Write-off receivables from discontinued operations           --          3,256,068
                                                     --------------   --------------
      Total operating expenses                          2,843,596       16,379,365

                                                     --------------   --------------
Loss from operations                                     (221,018)     (15,986,307)


Interest expense                                       (1,010,242)          (5,284)
                                                     --------------   --------------
Loss before provision for income taxes
  and discontinued operations                          (1,231,260)     (15,991,591)


Provision for income taxes                                   --               --
                                                     --------------   --------------
Loss from continuing operations                        (1,231,260)     (15,991,591)

Loss from discontinued operations                            --        (12,925,500)
                                                     --------------   --------------
Net loss                                             $ (1,231,260)    $(28,917,091)
                                                     ==============   ==============


Net loss per share - basic and fully diluted         $      (0.05)    $      (2.89)
                                                     ==============   ==============

Net loss per share - continuing operations           $      (0.05)    $      (1.60)
                                                     ==============   ==============

Net loss per share - discontinued operations         $       --       $      (1.29)
                                                     ==============   ==============

Basic and diluted weighted average
  number of shares outstanding                         24,154,031       10,018,691
                                                     ==============   ==============



See accompanying notes to the consolidated financial statements.



                                                          For the six months
                                                              ended March 31,
                                                           2006            2005
                                                     --------------   --------------
Revenues, net                                        $  3,312,777     $  2,547,508
Cost of goods sold                                      2,157,572        1,474,073
                                                     --------------   --------------
Gross profit                                            1,155,205        1,073,435


Operating expenses:
Selling, general, and administrative expenses           1,242,048        1,238,716
Depreciation and amortization                              56,617           26,035
                                                     --------------   --------------
      Total operating expenses                          1,298,665        1,264,751

                                                     --------------   --------------
Income (Loss) from operations                            (143,460)        (191,316)

Other income                                               37,935             --
Interest expense                                          552,757          306,260
                                                     --------------   --------------
Loss before provision for income taxes                   (658,282)        (497,576)
                                                     ==============   ==============

Provision for income taxes                                   --               --
                                                     --------------   --------------
Net income (loss)                                    $   (658,282)    $   (497,576)
                                                     ==============   ==============

Net loss per share - basic and fully diluted         $      (0.02)    $      (0.02)
                                                     ==============   ==============



Basic and diluted weighted average
number of shares outstanding                           29,559,033       26,476,724
                                                     ==============   ==============


See accompanying notes to the consolidated financial statements.

                    ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
                 STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED SEPTEMBER 30, 2004 AND 2005

                                                                                                                       Deficiency
                                                          Common Stock         Additional   Common Stock                   In
                                                    ------------------------    Paid In     Subscribed,  Accumulated   Stockholders'
                                                      Shares       Amount       Capital     Not issued     Deficit       Equity
                                                    -----------  -----------  ------------  -----------  ------------  ------------

Balances at September 30, 2003                               --  $        --  $    710,345  $        --  $   (477,818) $    232,527
Shares of Cyber public held by existing
     stockholders                                     2,199,000        2,199        (2,199)          --            --            --
Shares retained in connection with merger
     with Cyber Public                                  315,000          315          (315)          --            --            --
Shares canceled in connection with merger
     with Entech                                     (2,199,000)      (2,199)        2,199           --            --            --
Shares issued to stockholders in exchange
     for Entech shares                                8,550,000        8,550     5,006,231           --            --     5,014,781
Shares issued to employees at $0.001 per share          500,000          500            --           --            --           500
Shares issued for investment and legal services
     at $0.001 per share                              1,000,000        1,000            --           --            --         1,000
Shares sold  to investors at $1.00 per share
     pursuant to private placement memorandum         2,000,000        2,000     1,998,000           --            --     2,000,000
Shares sold  to investors at $2.00 per share
     pursuant to private placement memorandum           310,000          310       619,690           --            --       620,000
Shares sold to investors at $1.50 per share
     pursuant to private placement memorandum           857,498          858     1,285,390           --            --     1,286,248
Shares sold to investors at $2.00 per share
     pursuant to private placement memorandum           145,000          145       289,855           --            --       290,000
Shares sold to investors at $1.50 per share
     pursuant to private placement memorandum           773,334          773     1,159,228           --            --     1,160,001
Shares subscribed, not issued to convert notes
     payable to eight members of management  to
     equity at $1.00 per share, 2,134,705 shares             --           --            --    2,134,705            --     2,134,705
Shares subscribed, not issued to six directors
     and members of management as incentive
     compensation at $0.16 per share, 6,400,000
     shares                                                  --           --            --    1,024,000            --     1,024,000
Shares subscribed, not issued to two vendors
     and service providers at $0.16 per share
     to settle amounts owed, 297,000 shares                  --           --            --       47,520            --        47,520
Shares subscribed, not issued to two service
     providers at $0.17 per share to settle
     amounts owed, 750,000 shares                            --           --            --      127,500            --       127,500
Shares subscribed, not issued in settlement of
     debt at $0.17 per share, 500,000 shares                 --           --            --       85,000            --        85,000
Shares subscribed, not issued to a service
     provider at $0.52 per share to settle
     amount owed, 33,869 shares                              --           --            --       17,533            --        17,533
Shares subscribed, not issued in September to
     investors in previous private placement
     offering as an adjust to terms, 976,252
     shares                                                  --           --            --           --            --            --
Value of services contributed by a service
     provider for no consideration                           --           --       375,000           --            --       375,000
Value of warrants issued with convertible note               --           --       388,890           --            --       388,890
Value of beneficial conversion feature of
     convertible note                                        --           --       173,020           --            --       173,020
De-consolidate equity of discontinued operations             --           --      (515,720)          --    13,427,310    12,911,590
Loss from discontinued operations                            --           --            --           --   (12,925,500)  (12,925,500)
Loss from continuing operations                              --           --            --           --   (15,991,591)  (15,991,591)
                                                    -----------  -----------  ------------  -----------  ------------  ------------
Balances at September 30, 2004                       14,450,832       14,451    11,489,614    3,436,258   (15,967,599)   (1,027,276)



                                       F-6

                                                                                                                        Deficiency
                                                          Common Stock         Additional   Common Stock                   In
                                                    ------------------------    Paid In     Subscribed,  Accumulated   Stockholders'
                                                      Shares       Amount       Capital     Not issued     Deficit       Equity
                                                    -----------  -----------  ------------  -----------  ------------  ------------
Shares issued to a service provider at
     $0.65 per share                                     75,000           75         4,800           --            --         4,875
Shares issued to former employee at
     $0.06 per share                                  1,500,000        1,500        88,500           --            --        90,000
Shares issued in June to investors in previous
     private placement offering as an adjustment
     to terms                                            16,667           17           (17)          --            --            --
Shares issued in legal settlement                       500,000          500       397,625           --            --       398,125
Shares issued for conversion of note and
     interest payable to a related party                800,000          800        59,200           --            --        60,000
Shares issued as incentive compensation                 200,000          200        14,800           --            --        15,000
Issuance of previously subscribed shares             10,863,326       10,863     3,388,798   (3,399,661)           --            --
Shares subscribed, not issued, at $.025 per share
     to investors, 4,000,036 shares                          --           --            --      100,001            --       100,001
Value of warrants issued with convertible note               --           --       353,053           --            --       353,053
Value of beneficial conversion feature of
     convertible note                                        --           --       147,047           --            --       147,047
Loss from continuing operations                              --           --            --           --    (1,231,260)   (1,231,260)
                                                    -----------  -----------  ------------  -----------  ------------  -------------
Balances at September 30, 2005                       28,405,825  $    28,406  $ 15,943,420  $   136,598  $(17,198,859) $ (1,090,435)
                                                    ===========  ===========  ============  ===========  ============  =============



                     ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  For the years ended
                                                                     September 30,
                                                            ------------------------------
                                                                2005              2004
                                                            ------------      ------------
Net loss from continuing operations                         $ (1,231,260)     $(15,991,591)

Cash flows from continuing  operating  activities:
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
   Depreciation and amortization                                  58,794            48,876
   Amortization of note discount                                 525,679                --
   Common stock issued for services                              109,875             1,500
   Common stock subscribed for services                               --           277,553
   Common stock subscribed for incentive compensation                 --         1,024,000
   Value of services contributed for no consideration                 --           375,000
   Goodwill impairment                                                --         7,049,020
   Write-off receivables from discontinued operations                 --         3,256,068
   Reserve for bad debts                                          72,242           511,723
Changes in:
   Accounts receivable                                          (925,376)           34,151
   Due to de-consolidated entities                                23,573         1,187,577
   Inventory                                                    (106,192)          419,917
   Construction in progress                                      170,496           (97,523)
   Other assets                                                   (9,271)          (37,571)
   Accounts payable and accrued expenses                         723,024           230,881
                                                            ------------      ------------
Net cash (used in) continuing operating activities              (588,416)       (1,710,419)

Cash flows from investing activities:
   Purchases of property and equipment                           (43,628)               --
                                                            ------------      ------------
   Net cash used in investing activities                         (43,628)               --

Cash flows from financing activities:
   Proceeds from notes payable                                  491,200            561,910
   Proceeds from note payable - related party                         --            50,000
   Cash received from sale of common stock                            --         5,356,249
   Cash received from subscription of common stock               100,001                --
   Principal payments on notes payable                            (4,097)         (120,000)
                                                            ------------      ------------
   Net cash provided by financing activities                     587,104         5,848,159

Net cash used in discontinued operations                              --        (4,130,575)
                                                            ------------      ------------
Net increase (decrease) in cash                                  (44,940)            7,165

Cash at beginning of period                                      158,093           150,928
                                                            ------------      ------------
Cash at end of period                                       $    113,153      $    158,093
                                                            ============      ============

                                      F-8

Supplemental Disclosures of Cash Flow Information:

Cash paid during the period for interest                    $      6,652      $      5,284
                                                            ============      ============

Cash paid during the period for income taxes                $         --      $     34,000
                                                            ============      ============

Common stock issued to employees for services               $         --      $        500
                                                            ============      ============

Common stock issued to consultants for services             $      4,875      $      1,000
                                                            ============      ============

Common stock issued to convert note payable and interest    $     60,000      $         --
                                                            ============      ============
Common stock issued in satisfaction of amounts
  owed to former management                                 $     90,000      $         --
                                                            ============      ============
Common stock subscribed in satisfaction of amounts
  owed to management or former management                   $         --      $  2,134,705
                                                            ============     =============

Common stock issued in legal settlement                     $    398,125      $         --
                                                            ============     =============

Common stock issued as incentive compensation
  to management                                             $     15,000      $         --
                                                            ============     =============
Common stock subscribed as incentive compensation
  to management                                             $         --      $  1,024,000
                                                            ============     =============

Value of services contributed for no consideration          $         --      $    375,000
                                                            ============      ============
Common stock subscribed in satisfaction of
  amounts owed to vendors and service providers             $         --      $    277,553
                                                            ============      ============
16,667 additional shares of common stock
  issued to investors in previous private placement         $         17      $         --
                                                            ============      ============
976,252  additional shares of common stock
  subscribed to investors in previous private placement     $         --               977
                                                            ============      ============

Value of warrants issued with convertible note payable      $    353,053      $    388,890
                                                            ============      ============

Beneficial conversion feature of convertible note payable   $    147,047      $    173,020
                                                            ============      ============

De-consolidate equity of discontinued operations            $         --      $ 12,911,590
                                                            ============      ============
Acquisition of CPI:
Net liabilities assumed in excess of assets                 $         --         3,238,483
Note payable                                                          --                --
                                                            ------------      ------------
Total consideration paid/Goodwill                           $         --      $  3,238,483
                                                            ============      ============
Acquisition of Advanced Fuel:
Net liabilities assumed in excess of assets                 $         --         1,855,626
Note payable                                                          --         1,000,000
                                                            ------------      ------------
Total consideration paid/goodwill                           $         --      $  2,855,626
                                                            ============      ============
Acquisition of H.B. Covey:
Net assets acquired in excess of liabilities                $         --      $    (45,089)
Note payable                                                          --         1,000,000
                                                            ------------      -------------
Total consideration paid/goodwill                           $         --      $    954,911
                                                            ============      ============
Acquisition of Cyber:
Common stock retained                                       $         --      $        315
Liabilities assumed in excess of assets                               --            22,263
Cash paid                                                             --           275,000
                                                            ------------      ------------
Total consideration paid/organization cost                  $         --      $    297,578
                                                            ============      ============



See accompanying notes to the consolidated financial statements.

                              ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            (UNAUDITED)

                                                                  For the six months
                                                                    ended March 31,
                                                            ------------------------------
                                                                2006              2005
                                                            ------------      ------------
Net loss                                                    $   (658,282)     $   (497,576)

Cash flows from operating  activities:
Adjustments to reconcile net loss to net
  cash provided by (used in) operating activities:
   Depreciation and amortization                                  56,617            26,035

   Amortization of note discount                                 300,218           254,857
   Reserve for bad debts                                              27                --
   Gain on settlement                                            (37,935)               --
Changes in:
   Accounts receivable                                            31,873          (847,883)

   Due to de-consolidated entities                               (20,000)               --
   Inventory                                                      40,721           (93,458)
   Construction in progress                                      (86,045)          317,411
   Other assets                                                  (59,614)          (78,036)
   Accounts payable and accrued expenses                         374,301           333,334
                                                            ------------      ------------
Net cash provided by (used in) operating activities              (58,119)         (585,316)


Cash flows from investing activities:
   Purchases of property and equipment                           (99,647)          (19,707)
                                                            ------------      ------------
   Net cash used in investing activities                         (99,647)          (19,707)

Cash flows from financing activities:
   Proceeds from notes payable                                   100,000           490,000
   Proceeds from notes payable - related party                      --              20,000
   Principal payments on notes payable                           (12,621)               --
   Net cash provided by financing activities                      87,379           510,000
                                                            ------------      ------------
Net increase (decrease) in cash                                  (70,387)          (95,023)

Cash at beginning of period                                      113,153           158,093
Cash at end of period                                       $     42,766      $     63,070
                                                            ============      ============

Supplemental Disclosures of Cash Flow Information :
Cash paid during the period for interest                    $         --      $         --
                                                            ============      ============

Cash paid during the period for income taxes                $         --      $         --
                                                            ============      ============

Beneficial conversion feature of convertible note           $    256,680      $    147,047
                                                            ============      ============

Value of warrants issued with convertible note              $     80,000      $    353,054
                                                            ============      ============


See accompanying notes to the consolidated financial statements.

                     ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2005 AND 2004
                  (Information for March 31, 2006 is Unaudited)


NOTE 1 - BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN ISSUES

Entech Environmental Technologies, Inc. ("Entech" or the "Company"), formerly Cyber Public Relations, Inc., was formed in June, 1998 under the laws of the State of Florida. The Company, through its H.B. Covey subsidiary, provides construction and maintenance services to petroleum service stations in the southwestern part of the United States of America, and provides installation services for consumer home products in Southern California.

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary, H.B. Covey, Inc., a California corporation ("H.B. Covey"). All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

Business Combination and Corporate Recapitalization
---------------------------------------------------

On December 30, 2003, Environmental Technologies, Inc. , a company formed under the laws of the State of Nevada ("Entech NV") acquired through a Share Exchange Agreement, all of the issued and outstanding stock of CPI Development, Inc., formally Christie Peterson Development Corporation, Inc. ("CPI"), Advanced Fuel Filtration Systems Inc. ("Advanced Fuel") and H.B. Covey. From its inception and up to December 30, 2003, Entech NV had no significant assets or operations. Subsequent to the acquisition, CPI, Advanced Fuel, and H.B. Covey became wholly-owned subsidiaries of Entech NV. The value of Entech NV's common stock issued was the historical cost of Entech NV's net tangible assets, which did not differ materially from their fair value. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, CPI, Advanced Fuel and H.B. Covey were collectively the acquired entities.

In connection with Entech NV's acquisition of CPI , the total consideration paid was $3,238,483 and the significant components of the transaction are as follows:

Net liabilities assumed in excess of assets          $  3,238,483

Cash paid                                                       -
                                                 -----------------
Total consideration paid / goodwill                  $  3,238,483
                                                 =================

On September 30, 2004, CPI filed bankruptcy under Chapter 7 of the U.S. Bankruptcy Code (see Note 15).

In Connection with Entech NV's acquisition of Advanced Fuel , the total consideration paid was $2,855,626 and the significant components of the transaction are as follows:

Net liabilities assumed in excess of assets          $  1,855,626

Note payable                                            1,000,000
                                                 -----------------
Total consideration paid / goodwill                  $  2,855,626
                                                 =================

On September 30, 2004, Advanced Fuel filed bankruptcy under Chapter 7 of the U.S. Bankruptcy Code (see Note 16).

In  connection  with  Entech  NV's   acquisition  of  H.B.   Covey,   the  total
consideration   paid  was  $954,911  and  the  significant   components  of  the
transaction are as follows:

Net assets acquired in excess of liabilities          $   (45,089)

Note payable                                             1,000,000
                                                 ------------------
Total consideration paid / goodwill                    $   954,911
                                                 ==================

On January 21, 2004, Entech NV completed a Capital Stock Exchange Agreement ("Agreement") with Cyber Public Relations, Inc. ("Cyber") an inactive publicly registered shell corporation with no significant assets or operations. For accounting purposes, Entech NV was the surviving entity. The transaction was accounted for using the purchase method of accounting. The total purchase price and carrying value of net assets acquired of Cyber was $297,578. From June 1998 until the date of the merger, Cyber was an inactive corporation with no significant assets and liabilities. As Cyber Public Relations, Inc. was an inactive corporation with no significant operations, the Company recorded the carryover historical basis of net tangible assets acquired, which did not differ materially from their historical cost. The results of operations subsequent to the date of merger are included in the Company's consolidated statements of losses.

Effective with the Agreement, all of the previously issued outstanding common stock, preferred stock, options and warrants owned by the Entech NV shareholders were exchanged for an aggregate of 9,550,000 shares of Cyber's restricted common stock. As a result of the Agreement, there was a change in control of the Cyber. Subsequent to the recapitalization, Cyber changed its name to Entech Environmental Technologies, Inc.

Effective with the Agreement, all shares previously outstanding common stock, preferred stock, options and warrants other than 315,000 shares of common stock owned by a significant Cyber stockholder were returned to the Company for cancellation. In accordance with SOP 98-5, the Company expensed $297,578 as organization costs.

The total consideration paid was $297,578 and the significant components of the transaction are as follows:

Common stock retained                                     $     315

Liabilities assumed in excess of assets                      22,263

Cash paid                                                   275,000
                                                   -----------------
Total consideration paid / organization costs           $   297,578
                                                   =================

Discontinued Operations and Deconsolidation
-------------------------------------------

The Company's business plan contemplated the integration of CPI, Advanced Fuel, and H.B. Covey into a coordinated group providing a broad spectrum of services to fuel distribution facilities. The Company was unable to complete this integration and realize its business plan, and encountered severe operational and cash flow problems. In June 2004, the Company's board of directors authorized management to proceed with the disposal of two subsidiaries, CPI and Advanced Fuel. On September 30, 2004, the Company formally filed for Chapter 7 bankruptcy protection for CPI and Advanced Fuel in Los Angeles County, California (see Note 16).

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary, H.B. Covey, Inc. The balance sheets of CPI and Advanced Fuel have been de-consolidated as of September 30, 2004, and are not included in the balance sheet of the Company. The results of operations of CPI and Advanced Fuel are included in discontinued operations in the Company's consolidated statement of operations and consolidated statement of cash flows for the year ended September 30, 2004, and there were no discontinued operations for the year ended September 30, 2005.


Going Concern Issues
--------------------

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During the years ended September 30, 2005 and 2004, the Company incurred losses from continuing operations of $1.2 million and $16.0 million, respectively; and had negative cash flows from continuing operations of $588,000 and $1.7 million, respectively. As of March 31, 2006, the Company has negative working capital of $1.5 million, an accumulated deficit of $17.9 million, current portion of notes payable of $1.1 million after full amortization of the note discount, and accounts payable and accrued expenses of $1.0 million.

Other than cash received from the collection of accounts receivable for construction, maintenance and consumer services, the Company's cash resources are generally limited to borrowings under the Note Purchase Agreements as discussed in Note 3. To date, the Company has borrowed $1.1 million under the agreement which provides for total aggregate borrowings of $1.5 million. The Note Purchase Agreement provides certain restrictions on the Company's ability to raise funds from other resources. As a result, payments to vendors, lenders and employees may be delayed.

These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's existence is dependent upon management's ability to develop profitable operations and to resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through the continued development, marketing and selling of its services, and through additional debt or equity investment in the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Revenue Recognition
-------------------

CONSTRUCTION CONTRACTS

The Company recognizes revenues from fixed-price and modified fixed-price construction contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

REPAIR AND INSTALLATION SERVICES

The Company recognizes revenue from repair and installation services, in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered;
(3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered/services rendered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or services have not been rendered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or services have been rendered or no refund will be required.

On December 17, 2003, the SEC staff released Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. The staff updated and revised the existing revenue recognition in Topic 13, Revenue Recognition, to make its interpretive guidance consistent with current accounting guidance, principally EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables". Also, SAB 104 incorporates portions of the Revenue Recognition in Financial Statements - Frequently Asked Questions and Answers document that the SEC staff considered relevant and rescinds the remainder. The company's revenue recognition policies are consistent with this guidance.

Fair Value of Financial Instruments
-----------------------------------

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States of America. The estimated fair values approximate their carrying values because of the short-term maturity of these instruments or the stated interest rates are indicative of market interest rates.

Concentration of Credit Risk
----------------------------

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. The allowance for doubtful accounts is $72,242 as of September 30, 2005.

Accounts Receivable
-------------------

Accounts receivable are recorded when invoices are issued and are presented in the balance sheet net of the allowance for doubtful accounts. Receivables are written off when they are determined to be uncollectible. The allowance for doubtful accounts is estimated based on the Company's historical losses, the existing economic conditions in the industry, and the financial stability of its customers.


Inventory
---------

Net inventories are valued at the lower of the first-in, first-out, or FIFO, cost or market value and have been reduced by an allowance for excess, obsolete and potential scrap inventories. The estimated allowance for excess and obsolete inventories is based on inventories on hand compared to estimated future usage and sales and assumptions about the likelihood of scrap or obsolescence. Components of inventory as of September 30, 2005 are as follows:

                                                     Amount
                                                 ---------------


Parts inventory                                  $  586,524
Less reserve for excess and obsolete parts         (388,034)
                                                 ---------------
Net inventory                                    $  198,490
                                                 ===============

Property and Equipment
----------------------

Property and equipment are valued at cost.  Depreciation  and  amortization  are provided over the estimated useful lives up to five years using the straight-line method. The estimated service lives of property and equipment are as follows:

Transportation equipment              Five years
Tools and equipment                   Five years
Office furniture and equipment        Three years
Leasehold improvements                Five years

Long-Lived Assets
-----------------

The Company has adopted Statement of Financial Accounting Standards No. 144 ("SFAS 144"). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future undiscounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Stock Based Compensation
------------------------

The Company did not issue any stock-based employee compensation during the years ended September 30, 2005 and 2004.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended September 30, 2005 and 2004 and for subsequent periods.

Income Taxes
------------

The Company has implemented the provisions on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that income tax accounts be computed using the liability method. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

Net Loss Per Common Share
-------------------------

The Company computes earnings (loss) per share under Financial Accounting Standard No. 128, "Earnings Per Share" ("SFAS 128"). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible notes and the exercise of the Company's warrants (calculated using the treasury stock method). During 2005 and 2004, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Segment Information
-------------------

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. Beginning in October 2004, the Company operates in three segments: Construction Services; Maintenance Services, and Consumer Services. See Note 15.

Reclassifications
-----------------

Certain reclassifications have been made in prior year's financial statements to conform to classifications used in the current year.

New Accounting Pronouncements
-----------------------------

In  December  2003,  FASB  issued  a  revision  of  SFAS  No.  132,  "Employers'
Disclosures About Pensions And Other Postretirement Benefits." This pronouncement, SFAS No. 132-R, expands employers' disclosures about pension plans and other post-retirement benefits, but does not change the measurement or recognition of such plans required by SFAS No. 87, No. 88, and No. 106. SFAS No. 132-R retains the existing disclosure requirements of SFAS No. 132, and requires certain additional disclosures about defined benefit post-retirement plans. Except as described in the following sentence, SFAS No. 132-R is effective for foreign plans for fiscal years ending after June 15, 2004; after the effective date, restatement for some of the new disclosures is required for earlier annual periods. Some of the interim-period disclosures mandated by SFAS No. 132-R (such as the components of net periodic benefit cost, and certain key assumptions) are effective for foreign plans for quarters beginning after December 15, 2003; other interim-period disclosures will not be required for the Company until the first quarter of 2005. Since the Company does not have any defined benefit post-retirement plans, the adoption of this pronouncement did not have any impact on the Company's results of operations or financial condition.

In November 2004, FASB issued SFAS 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges" This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions,an amendment of FASB Statements No. 66 and 67" ("SFAS
152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, FASB published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company will implement the revised standard in the fourth quarter of fiscal year 2005. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company's results of operations in future periods.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (" SFAS 153"). This statement amends APB

Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In May 2005, FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements ("SFAS 154"). This Statement replaces APB Opinion No. 20 and FASB Statement No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

Other significant recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF")), the American Institute of Certified Public Accountants, and the SEC may be discussed elsewhere in these notes to the consolidated financial statements. In the opinion of management, significant recent accounting pronouncements did not or will not have a material effect on the consolidated financial statements.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable at September 30, 2005 consist of the followings:

                                                 Amount
                                            ----------------


Construction contract billings                $  715,921
Maintenance billings                             286,183
Consumer billings                                165,375
                                            ----------------
                                                 1,167,479


Less allowance for uncollectible amounts         (72,242)
                                            ----------------
                                              $  1,095,237
                                            ================

NOTE 4 - UNCOMPLETED CONSTRUCTION CONTRACTS

The summary of activity on uncompleted construction contracts as of September 30, 2005 is as follows:

                                                 Amount
                                            ----------------
Estimated earnings                            $    951,252
Less billings to date                             (931,600)
                                            ----------------
Costs and estimated earnings in
  excess of billings                                19,652

Less billings in excess of costs
  and estimated earnings                           (92,625)
                                            ----------------
                                              $    (72,973)
                                            ================



NOTE 5 - PROPERTY AND EQUIPMENT

Major classes of property and equipment at September 30, 2005 consist of the followings:

                                                  Amount
                                            ----------------

Transportation equipment                      $      654,172

Tools and equipment                                  149,038

Office furniture and equipment                       216,386

Leasehold improvements                               150,000
                                            ----------------
                                                   1,169,596


Less accumulated depreciation
  and amortization                                  (757,760)
                                            ----------------
Net property and equipment                    $      411,836

                                            ================

Depreciation expense totaled $59,000 and $49,000 for the years ended September 30, 2005 and 2004, respectively.

NOTE 6 - IMPAIRMENT OF GOODWILL

The Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142") effective August 1, 2002. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill amortization to cease and for goodwill to be periodically reviewed for impairment.

Under SFAS No. 142, goodwill impairment occurs if the net book value of a reporting unit exceeds its estimated fair value. The test completed in the second and third quarter of 2004 indicated that the recorded book value of the goodwill exceeded its fair value, as determined by discounted cash flows. The decrease in fair value is a result of:

-    significant operating losses during the past nine months

-    unanticipated decline in revenues and profitability

-    loss of key personnel

As a result of these events and circumstances, Company management believed that the fair value of the goodwill (CPI - $3,238,483; AFFS - $2,855,626; and HB Covey - $954,911; see Note 1) had been reduced below its carrying value. As a result, management performed an evaluation of the tangible and intangible assets for purposes of determining the implied fair value of goodwill at September 30, 2004. Upon completion of the assessment, management recorded a non-cash impairment charge of $(7,049,020) net of tax, or $(0.70) per share during the year ended September 30, 2004, to reduce the carrying value of goodwill to its estimated value of zero at September 30, 2004. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from managements' estimates.

NOTE 7 - DUE TO DE-CONSOLIDATED ENTITIES

As discussed in Note 1, the Company completed a reorganization in 2004, and after failing to realize the then current business plan, two of the entities filed for bankruptcy protection in September 2004. These entities were de-consolidated as of September 30, 2004. The Company wrote-off its receivables from these entities in 2004. As of September 30, 2005, the Company has liabilities to the de-consolidated entities totaling $813,000. The ultimate payment or satisfaction of these liabilities is dependent upon the outcome of the bankruptcy proceedings, which have not been finalized as of the date of this report.


NOTE 8 - NOTE PURCHASE AGREEMENT

In September 2004, the Company entered into a Note Purchase Agreement (the "Note Purchase Agreement") whereby the Company would borrow a minimum of $100,000 and a maximum of $1,500,000 pursuant to a secured note or notes (the "Notes"). Through September 30, 2005, the Company has borrowed $1.1 million under the Note Purchase Agreement, and this amount is due on September 30, 2006. As of September 30, 2005, the Notes issued pursuant to the Note Purchase Agreement are convertible into 42.5 million shares of common stock. Pursuant to the terms of the Note Purchase Agreement, the Company has granted warrants to purchase a total of 15.9 million shares of common stock at $0.15 per share.

The Notes are convertible into common stock of the Company at the rate of $0.025 per share (the "Conversion Price"). The Notes bear interest at the rate of 8% per annum, and are secured by a first lien and security interest on all assets of the Company and its subsidiary. The Company has no right to prepay the Notes. The note holder may convert the Notes at any time. In addition, the Company issued common stock purchase warrants (the "Note Warrants") to purchase 15 shares of common stock for every $1.00 of principal borrowed under the Note Purchase Agreement. The Note Warrants have an exercise price of $0.15 per share, and a term of five years. See Note 11 for detail on outstanding warrants.

In September 2004, the Company also entered into a Registration Rights Agreement (the "Registration Rights Agreement") regarding the shares of common stock underlying the Notes and the Note Warrants (the "Registrable Shares") . Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file within one hundred fifty days from the date of the Registration Rights Agreement a registration statement covering the Registrable Shares. The Company agreed to use its best efforts to cause the Registration Statement to be declared effective by the SEC on the earlier of (i) 210 days following the Closing Date with respect to the Registration Statement, (ii) ten (10) days following the receipt of a "No Review" or similar letter from the SEC or (iii) the first day following the day the SEC determines the Registration Statement eligible to be declared effective. If, after 7 months from the date of the Registration Statement, in the event the Company does not register the Registrable Securities, or if the Registration Statement filed pursuant to Section 2.2 of the Registration Rights Agreement is not declared effective, or if the Registrable Securities are registered pursuant to an effective Registration Statement and such Registration Statement or other Registration Statement including the Registrable Securities is not effective in the period from 7 months from September 30, 2004 through two years following September 30, 2004, the Company shall, for each such day, pay the Purchaser, as liquidated damages and not as a penalty, an amount equal to 36% of the Purchase Price per annum; and for any such day, such payment shall be made no later than the first business day of the calendar month next succeeding the month in which such day occurs. In addition, if the Company has not filed a registration statement within the thirty day period after closing as specified in 2.2 of the Registration Rights Agreement, the Company shall, for each such day after thirty days from closing and until the filing of a registration statement, pay the Purchaser, as liquidated damages and not as a penalty, an amount equal to 36% of the Purchase Price per annum; and for any such day, such payment shall be made no later than the first business day of the calendar month next succeeding the month in which such day occurs.

The Registration Rights Agreement was effective September 30, 2004, and as of the date of the financial statements, the Company had not yet filed a registration statement as required by the Registration Right Agreement. Accordingly, liquidated damages totaling $371,000 were charged to interest expense during the year ended September 30, 2005. The Company has not paid any of the liquidated damages as of September 30, 2005.

Borrowings under the Note Purchase Agreement and the related discounts are as follows as of September 30, 2005:

                                                Amount
                                            ----------------


Note proceeds                                 $    1,062,012
Discount for value assigned to Note Warrants        (741,944)
Discount for value assigned to Beneficial
  Conversion Feature                                (320,068)
Amortization of discounts                            525,679

                                            ----------------
Net carrying value of note payable            $      525,679
                                            ================

The values assigned to the Beneficial Conversion Feature and the Note Warrants are treated as a discount to the Notes, and are being amortized to interest expense over the terms of the Notes. Since the date of the first Note was September 30, 2004, there was no amortization of the discount during the year ended September 30, 2004. Interest expense for the year ended September 30, 2005 includes $526,000 of the amortized note discounts.

NOTE 9 - NOTES PAYABLE TO RELATED PARTIES

The Company has an outstanding note payable of $146,000 to Burr D. Northrop, the Company's President, at September 30, 2005. The Company issued the note in August 2005 as payment for tenant improvements to the leased facility. Mr. Northrop is the landlord of the leased property. The note bears interest at 8%, and provides for monthly payments of $3,041 through July 2010.

The Company converted a $50,000 note payable and $10,000 of interest payable to a related party into common stock through the issuance of 800,000 shares of common stock in August 2005.

NOTE 10 - CAPITAL STOCK

Issued and outstanding

The Company is authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of September 30, 2005, the Company had not issued any preferred stock. The Company is authorized to issue 100,000,000 shares of common stock, with a par value of $0.001 per share. As of September 30, 2005, the Company has 28,405,825 shares of common stock issued and outstanding. As discussed below, the Company has 4,478,536 shares subscribed for future issuance as of September 30, 2005.

In December 2003, the Company acquired through a Share Exchange Agreement, all of the issued and outstanding stock of CPI Development Inc. and Advanced Fuel Filtration Systems, Inc. and H.B. Covey, Inc. The total shares acquired of 67,824 were canceled subsequent to the acquisition. The Company also canceled 500 shares of treasury stock for $1,250,000 relating to CPI Development Inc.

During the year ended September 30, 2004, the Company completed a Capital Stock Exchange Agreement ("Agreement") with Cyber Public Relations, Inc., an inactive publicly registered shell corporation with no significant assets or operations. Effective with the Agreement, all except 315,000 out of total 2,199,000 shares of common stock were canceled and, in exchange, 8,550,000 shares of Cyber's restricted common stock were issued. Also, the Company issued 500,000 shares to the employees in relation to the acquisition.

During the year ended September 30, 2004, the Company issued an aggregate of 1,000,000 shares of common stock to various outside service providers in exchange for investment and legal services. The shares were issued at the par value of $0.001 per share, which represented the fair value of the stock issued, which did not differ materially from the value of the services rendered.

During the year ended September 30, 2004, the Company issued 4,085,832 shares of common stock pursuant to private placement agreements and received net proceeds of $5,356,249. As part of a goodwill restructuring of the terms of the private placement agreements, the Company subscribed 976,252 shares of common stock to these investors, and issued the shares in fiscal year 2005.

During the year ended September 30, 2004, the Company subscribed 2,134,705 shares of common stock to members of management for the conversion of amounts owed to them totaling $2,134,705. The Company issued these shares in fiscal year 2005. The Company also subscribed 6,400,000 shares of common stock to members of management as incentive compensation at $0.16 per share, and recorded compensation expense of $1,024,000. The fair value of the stock subscribed did not materially differ from the value of the services rendered. The shares issued for incentive compensation were issued in fiscal year 2005.

During the year ended September 30, 2004, the Company subscribed 1,580,869 shares of common stock to vendors and service providers, and recorded expenses totaling $277,553. The fair market value of the shares issued did not materially differ from the value of the services rendered. The Company issued 1,352,369 of the subscribed shares in fiscal year 2005, and 228,500 shares remain to be issued.

During the year ended September 30, 2005, the Company issued 75,000 shares to a service provider, and recorded expense of $4,875. The fair market value of the shares issued did not materially differ from the value of the services rendered.

During the year ended September 30, 2005, the Company issued 1,500,000 shares of common stock to a former officer and director pursuant to the reorganization discussed in Note 1, and recorded $90,000 of expense related to the transaction. The fair market value of the shares issued did not materially differ from the value of the services rendered. The Company may be obligated to issue another 1,000,000 shares to the same person pursuant to the reorganization agreement, and the Company recorded $60,000 of expense related to the transaction, and accrued this amount as a liability. The Company is disputing the issuance of the additional 1,000,000 shares.

During the year ended September 30, 2005, the Company issued 16,667 shares of common stock to an investor in an earlier sale of common stock as a goodwill restructuring of the terms of the previous sale. The Company charged the amount of $17 to additional paid-in capital.

During the year ended September 30, 2005, the Company entered into an agreement with an individual to settle claims against one of the de-consolidated entities totaling $398,125. The Company issued 500,000 shares of common stock and the $398,125 was recorded as a reduction in the amount due to de-consolidated entities.

During the year ended September 30, 2005, the Company issued 800,000 shares of common stock to satisfy a $50,000 note payable and $10,000 of interest payable to a related party. The Company also issued 200,000 shares at $.075, the market value on the date of issuance, to the same related party as incentive compensation, and recorded compensation expense of $15,000 related to the issuance.

During the year ended September 30, 2005, the Company issued 10,863,326 shares of common stock that were subscribed in 2004.


Shares subscribed, not issued

During the year ended September 30, 2005, the Company subscribed 4,000,036 shares of common stock at $.025 per share to investors in a private placement. The shares had not been issued as of September 30, 2005.

Following is a summary of the subscribed share activity:


                  Common Stock Subscribed, Not Issued (Shares)
------------------------------------------------------------------------------------------------------------------------------------
                                                        Incentive
                                       Cash            Compensation            Services            Other            Total
Balance at September 30, 2003                  -                     -                   -                  -                 -


Shares subscribed                              -             6,400,000           1,580,869          3,110,957        11,091,826
Issuance of subscribed shares                  -                     -                   -                  -                 -
                                      ------------        -------------        ------------       ------------      ------------
Balance at September 30, 2004                  -             6,400,000           1,580,869          3,110,957        11,091,826


Shares subscribed                      4,000,036                     -                   -                  -         4,000,036
Issuance of subscribed shares                  -           (6,400,000)          (1,352,369)        (3,110,957)      (10,863,326)
                                      ------------        -------------        ------------       ------------      ------------


Balance at September 30, 2005          4,000,036                     -             228,500                  -         4,228,536
                                      ============        =============        ============       ============      ============

NOTE 11 - WARRANTS TO PURCHASE COMMON STOCK

The Company granted warrants in 2005 and 2004 in connection with capital formation efforts under the Note Purchase Agreement (see Note 8). The value attributed to the warrants has been credited to additional paid-in capital. The Company did not grant any stock options during the years ended September 30, 2005 or 2004.

Transactions involving warrants are summarized below:

                                                              Weighted
                                                               average
                                            Warrants           exercise
                                          outstanding           price
                                         ---------------     -------------

Balance at September 30, 2004                16,854,055       $     1.25

Granted                                       7,501,500             0.15

Exercised                                             -

Cancelled                                             -
                                         ---------------
Balance at September 30, 2005                24,355,555       $     0.91
                                         ===============



The following is a further breakdown of the warrants outstanding as of September 30, 2005:


Exercise prices         Number outstanding and           Weighted average remaining              Weighted average exercise price
                              exercisable                 contractual life (years)                 outstanding and exercisable
-----------------    ------------------------------   ----------------------------------    ----------------------------------------
        $   0.15                 15,930,180                         4.05                     $                0.15

            1.00                  3,150,000                         3.33                                      1.00

            1.10                    475,375                         3.33                                      1.10

            2.00                  2,000,000                         3.33                                      2.00

            2.50                    400,000                         1.38                                      2.50

            3.00                    400,000                         1.38                                      3.00

            4.00                  1,000,000                         3.33                                      4.00

            6.00                  1,000,000                         3.32                                      6.00

                     ------------------------------
                                 24,355,555                         3.74                     $                0.91
                     ==============================


NOTE 12 - INCOME TAXES

The Company adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company's aggregate unused net operating losses approximate $15.3 million which expire through 2023, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carry forward is approximately $5,697,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

Components of deferred tax assets as of September 30, 2005 are as follows:

                                        Amount
                                     --------------

Non-current:
Net operating loss carryovers         $ 5,697,000
Valuation allowance                    (5,697,000)
                                     --------------
Net deferred tax asset                $         -
                                     ==============

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases 8,000 square feet of warehouse and office space in Chino, California from Burr D. Northrop, the Company's President. The monthly rental rate is $6,500, and the lease provides for 3% annual increases in rent beginning in August, 2007. The lease term is for five years, and expires in July, 2010. Total future payments under the lease as of September 30, 2005 total $391,400. Management believe that these facilities are adequate for our current operations. However, we expect that we could locate other suitable facilities at comparable rates, should we need more space.

The Company leases a storage yard near the warehouse and office space in Chino. The monthly rent under the lease was $1,000 per month. This lease expired in October 2005, and the lease is now month to month with a new monthly rent of $1,050 per month.

The Company also leases two storage units in Los Angeles County for storing water heaters and related equipment that we use in the consumer services division. These leases are on a month to month basis, and the combined monthly rent for these two units is $526 per month.

Future payouts under the leases for the warehouse, office and storage space are as follows:

  Year           Amount
---------    ----------------

  2006         $    79,000
  2007              78,400
  2008              80,800
  2009              83,200
  2010              71,000
             ----------------
               $   392,400
             ================

Litigation
----------

The Company was named as a defendant in several legal proceedings in the State of California alleging breach of contract and various fees in connection with the activities of our subsidiaries, Christie-Peterson Development, Advanced Fuel Filtration Systems, Inc., and H.B. Covey, Inc. The plaintiffs seek monetary damages. CPI and AFFS commenced Chapter 7 bankruptcy proceedings on September 30, 2004.

The proceedings described below are in various stages. While the ultimate effect of the legal actions described below cannot be predicted with certainty, we expect that the proceedings against our subsidiaries will not result in liability to us due to the ongoing bankruptcy of CPI and AFFS.

We do not expect the outcome of these matters to have a material effect on our financial condition or the results of our operations. The following lawsuits have been filed against us:

NK Heating & Air Conditioning filed complaint against the Company and its formerly owned subsidiary , CPI Development, Inc. in Los Angeles County Superior Court. The complaint alleges a breach of contract, and alleges damages of $98,000. The Company believes that it has meritorious defenses to the plaintiff's claims and intends to vigorously defend itself against the Plaintiff's claims.

Corona Service Park, et al filed complaint against the Company in the Central District of California of the United States District Court. The complaint alleges a breach of contract. The Company believes that it has meritorious defenses to the plaintiff's claims and intends to vigorously defend itself against the Plaintiff's claims.

The Company is also subject to other legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have material adverse effect on its financial position, results of operations or liquidity

Other than described above, we are not engaged in any other litigation, and are unaware of any claims or complaints that could result in future litigation. We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today's business environment as an unfortunate price of conducting business.

Other
-----

Our former chairman and chief executive officer, Steven Rosenthal did not agree to the termination of his employment agreement with us in 2004. As of the date of this report, we are disputing Mr. Rosenthal's claim that our obligations to him under the employment contract are still in force and effect. No litigation has been filed with respect to Mr. Rosenthal at this time.

Pursuant to the agreement with Mr. Rosenthal, which was to terminate on November 30, 2006, he was to receive a salary of $360,000 per year, plus bonuses, cost of living increases, and other benefits. The agreement was renewable. In addition, Mr. Rosenthal received 1,000,000 shares of our common stock upon execution of his agreement. We have taken the position that the agreement has been terminated.

NOTE 14 - RELATED PARTY TRANSACTIONS

The Company leases 8,000 square feet of warehouse and office space in Chino, California from Burr D. Northrop, the Company's President. The monthly rental rate is $6,500, and the lease provides for 3% annual increases in rent beginning in August, 2007. The lease term is for five years, and expires in July, 2010. Total future payments under the lease as of September 30, 2005 total $391,400. Management believes that these facilities are adequate for current operations. However, management expects that we could locate other suitable facilities at comparable rates, should more space be needed.

In 2005, we paid Terence Leong, a board member, or his company an aggregate of $46,000 for consulting services provided to the Company in 2004.

Also, see Note 9, Notes Payable to Related Parties.

NOTE 15 - SEGMENT INFORMATION

Prior to September 30, 2004, the Company operated and reported its business operations internally in one business segment. With the signing of the contract with Sears in October 2004 to install hot water heaters and other consumer products, the Company began reporting its operations internally in three business segments: Construction Services, Maintenance Services and Consumer Services.

These segments operate in the United States, and their markets are regional to the West Coast. During the years ended September 30, 2005 and 2004, we recognized approximately 44.5 percent and 40.0 percent, respectively, of our consolidated revenue from continuing operations from three significant customers. While we consider our relationships with the customers to be satisfactory, given the concentration of our sales to a few key customers, our continued relationships may be subject to the policies and practices of the customers. We continue to concentrate our efforts on expanding our customer base in order to reduce our reliance on our current customers. Intersegment revenues are not material and are not shown in the following tables.

In September 2004, we formally filed for Chapter 7 bankruptcy protection for two of our subsidiaries, CPI and Advanced Fuel. All operations for CPI and Advanced Fuel are reflected as discontinued operations and are not included in the segment information below.

Construction Services
---------------------

Construction Services specializes in construction of fueling installations for the retail petroleum industry, commercial and industrial users, municipal organizations, and major equipment manufacturers. Customers are primarily located in California. In 2005, construction contracts ranged in value up to $1.0 million.

Maintenance Services
--------------------

Maintenance Services provides services to fueling installations. Services consist of procedures to ensure the proper maintenance and functioning of the fueling installations. Customers are primarily located in California.

Consumer Services
-----------------

In October 2004, we entered into a contract with Sears for installation services related to hot water heaters, water softener systems, garbage disposals, garage door openers, etc. The service area covers 35 stores across southern California. Consumer Services, a new business segment, includes our business activities under the Sears contract.

Other
-----

The Company's Other segment includes corporate general and administrative expenses and interest expense.

The following table provides selected summary financial data by segment:

                                                                For the year ended September 30, 2005
                                    -----------------------------------------------------------------------------------------------
                                     Construction         Maintenance            Consumer             Other             Total
Revenues                               $  2,556,708         $  2,542,066         $  1,112,893         $  13,364        $ 6,225,031
Cost of sales                             1,315,755            1,581,328              705,370                 -          3,602,453
Gross profit                              1,240,953              960,738              407,523            13,364          2,622,578
Operating expenses                          365,221              593,313              489,475         1,395,587          2,843,596
Income (loss) from operations               875,732              367,425              (81,952)       (1,382,223)          (221,018)
Interest expense                                  -                    -                    -        (1,010,242)        (1,010,242)
Segment assets                              783,264              458,911              296,900           366,899          1,905,974




NOTE 16 - DISCONTINUED OPERATIONS

In June 2004, management received the authority to proceed with the plan of disposal of its CPI and AFFS subsidiaries. These subsidiaries were placed into bankruptcy on September 30, 2004. The assets and liabilities were conveyed to the bankruptcy trustees after filing the bankruptcies, and both bankruptcies are open as of September 30, 2005. We are not aware of the assets and liabilities of the bankrupt entities as of September 30, 2005, and no assets or liabilities of the bankrupt entities are included in the consolidated balance sheet as of September 30, 2005.

The financial statements reflect the operating results of the discontinued operations separately from continuing operations. Operating results for the discontinued operations for the years ended September 30, 2005 and 2004 were:

                      2005                 2004
                 ----------------    -----------------
Revenue          $             -      $    20,893,299
Expenses                       -           33,818,799
                 ----------------    -----------------

Net loss         $             -      $   (12,925,500)
                 ================    =================

NOTE 17 - SUBSEQUENT EVENTS

In October 2005, the Company executed a settlement agreement with Northwest Pump &Equipment Co. ("Northwest") to settle a lawsuit filed by Northwest against the Company. Pursuant to the terms of the agreement, all claims were released and the Company agreed to pay $45,000 to Northwest, $25,000 upon execution of the agreement, and $2,000 per month until the balance is paid in full.

In December 2005, the Company entered into a settlement agreement with a vendor to satisfy accounts payable totaling $163,000. Terms of the agreement provided for payment in cash of $35,000, and the issuance of 1,000,000 shares of common stock. The common shares issued were valued at $90,000, or $0.09 per share, which was the fair market value on the agreement date. The resulting gain on settlement totaling $38,000 was recorded as other income during the three months ended December 31, 2005.

In December 2005, the Company entered into an Asset Purchase and Sale Agreement with Pacific Coast Testing to acquire the assets of this fuel system testing company for $125,000. No liabilities were assumed as part of the transaction. The Company paid $75,000 of the purchase price at closing, and the remaining $50,000 is payable in May 2006. The final payment is subject to downward adjustment for issues that may arise subsequent to the transaction.

The assets acquired were valued at their fair market value, resulting in the recording of goodwill totaling approximately $22,000. Following is a breakdown of the purchase price allocation:

                          Amount
                      ----------------
Vehicles               $     57,455
Equipment                    37,590
Inventory                     8,423
Goodwill                     21,532
                      ----------------
Purchase price         $    125,000
                      ================

Burr Northrop, the Company's President, advanced the funds to make the initial $75,000 purchase price payment, and the Company recorded this as an advance from related party. As noted below, the Company entered into a Note Purchase Agreement to finance the repayment of the advance.

In December 2005, the Company executed a Note Purchase Agreement ("NPA #2") to provide for repayment of the advance by Burr Northrop that was used to pay the initial purchase price in the acquisition of Pacific Coast Testing. NPA #2 provides for funding of $100,000 pursuant to a convertible note payable, and the funding did not occur until January 2006. Accordingly, the transaction was recorded in January 2006. The note bears interest at 8% per year, is due December 30, 2007, and is convertible into 4.0 million shares of common stock. The Company issued warrants to purchase 4.0 million common shares to the note holder in December 2005. The value of the note proceeds were allocated to the beneficial conversion feature and the warrants, resulting in a discount equal to the face value of the note. The note discount is being amortized to interest expense beginning on the funding date. The shares underlying the convertible note and warrants have certain registration rights. The registration rights agreement for NPA #2 provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not filed timely. The Company did not incur any liquidated damages during the three months ended March 31, 2006 related to NPA #2.

In January 2006, the Company executed a Note Purchase Agreement ("NPA #3") to convert $236,680 of accrued liquidated damages on NPA #1 into a note payable. The note bears interest at 8%, is due January 26, 2008, and is convertible into
9.5 million shares of common stock. The value of the note proceeds were allocated to the beneficial conversion feature, resulting in a discount equal to the face value of the note. The note discount is being amortized to interest expense beginning on the funding date. The shares underlying the convertible note have certain registration rights. The registration rights agreement for NPA #3 provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not filed timely. The Company did not incur any liquidated damages during the three months ended March 31, 2006 related to NPA #3.

Effective April 30, 2006, the Company executed a secured convertible note payable for $167,843 as payment of liquidated damages from January 1, 2006 to April 30, 2006 on our other note obligations. The note bears interest at 8% per year, is due April 30, 2008, and is convertible into approximately 6.7 million common shares.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTSON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         Effective on October 25, 2005, the Company dismissed Russell Bedford Stefanou Mirchandani, LLP ("RBSM") by declining to renew the engagement of RBSM as the independent accountant engaged to audit the financial statements of the Company and engaged Mendoza Berger & Co., LLP as its new independent registered public accounting firm for fiscal year ending September 30, 2005.

                             ADDITIONAL INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC's electronic data gathering, analysis and retrieval system known as EDGAR.

         This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.


We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Computer Software Innovations, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.


You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer buy any securities: o except the common stock offered by this prospectus; o in any jurisdiction in which the offer or solicitation is not authorized; o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation; o to any person to whom is it unlawful to make the offer or solicitation; or o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

                               [GRAPHIC OMITTED]

                      Dealer Prospectus Delivery Obligation

Until , all dealers that effect transactions in these securities, whether or not participating in this offering, must be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters.

                                   PROSPECTUS


                       110,244,587 Shares of Common Stock

                     ENTECH ENVIRONMENTAL TECHNOLOGIES, INC

                                  June 7, 2006




PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3)

        Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

        A court  may order  indemnification  of an  officer  or  director  if it
determines  that  such  person  is  fairly  and  reasonably   entitled  to  such
indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

        Article VIII of our Articles of Incorporation and Article 4.13 of our By-laws authorize us to indemnify our officers and directors to the fullest extent authorized by the Florida Business Corporation Act.

         Corona Service Park, et al filed complaint against the Company and against the directors of the Company in the CentralDistrict of California of the United States District Court. The complaint alleges a breach of contract. The Company believes that it has meritorious defenses to the plaintiff's claims and intends to vigorously defend itself against the Plaintiff's claims. Apart from the above, no pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought, exists, and we are not aware of any pending or threatened material litigation, that may result in claims for indemnification by any of our directors or executive officers.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.
--------------------------------------------------------------------------------

Registration Fee
--------------------------------------------------------------------------------
Printing Expenses*
--------------------------------------------------------------------------------
Legal Fees and Expenses*
--------------------------------------------------------------------------------
Accounting Fees and Expenses*
--------------------------------------------------------------------------------
Blue Sky Fees and Expenses*
--------------------------------------------------------------------------------
Transfer Agent Fees and Expenses*
--------------------------------------------------------------------------------

Misc.*                                                             -------------

Total                                                        $     -------------


*To be filed with the final prospectus

Item 26.    RECENT SALES OF UNREGISTERED SECURITIES.

        The following provides information concerning all sales of securities within the last three years which were not registered under the Securities Act of 1933.


During the year ended September 30, 2004, the Company completed a Capital Stock Exchange Agreement ("Agreement") with Cyber Public Relations, Inc., an inactive publicly registered shell corporation with no significant assets or operations. Effective with the Agreement, all except 315,000 out of total 2,514,000 shares of common stock were canceled and, in exchange, 8,550,000 shares of Cyber's restricted common stock were issued. Also, the Company issued 500,000 shares to the employees in relation to the acquisition.

During the year ended September 30, 2004, the Company issued an aggregate of 1,000,000 shares of common stock to various outside service providers in exchange for investment and legal services. The shares were issued at the par value of $0.001 per share, which represented the fair value of the stock issued, which did not differ materially from the value of the services rendered.

During the year ended September 30, 2004, the Company issued 4,085,832 shares of common stock pursuant to private placement agreements and received net proceeds of $5,536,249. As part of a goodwill restructuring of the terms of the private placement agreements, the Company subscribed 976,252 shares of common stock to these investors, and issued the shares in fiscal year 2005.

During the year ended September 30, 2004, the Company subscribed 2,134,705 shares of common stock to members of management for the conversion of amounts owed to them totaling $2,134,705. The Company issued these shares in fiscal year 2005. The Company also subscribed 6,400,000 shares of common stock to members of management as incentive compensation at $0.16 per share. The fair value of the stock subscribed did not materially differ from the value of the services rendered. The shares issued for incentive compensation were issued in fiscal year 2005.

During the year ended September 30, 2004, the Company subscribed 1,580,869 shares of common stock to vendors and service providers. The fair market value of the shares issued did not materially differ from the value of the services rendered.

In October 2004, the Company entered into an agreement with an individual to settle claims against one of the Company's de-consolidated entities totaling $398,000. The Company issued 500,000 shares of Company common stock.

During the three months ended March 31, 2005, the Company issued 1,500,000 shares of common stock to a former officer and director and recorded as an expense of $90,000. The shares were recorded at their market price of $.06 per share as of the date of the agreement pertaining to the issuance.

During the three months ended June 30, 2005, the Company issued 16,667 shares of common stock to investors in an earlier sale of common stock as a goodwill restructuring of the terms of the previous sale. The Company charged the amount of $17 to additional paid-in capital.

During the year ended September 30, 2005, the Company issued 75,000 shares to a service provider. The fair market value of the shares issued did not materially differ from the value of the services rendered.

During the year ended September 30, 2005, the Company issued 1,500,000 shares of common stock to a former officer and director pursuant to the reorganization. The fair market value of the shares issued did not materially differ from the value of the services rendered.

During the three months ended September 30, 2005, the Company subscribed 4,000,036 shares of common stock to investors at $.025 per share for cash, and received proceeds of $100,001. As of September 30, 2005, the shares had not been issued by the transfer agent, and the shares are recorded in the financial statements as "shares subscribed, not issued." The Company issued 800,000 shares to a related party to convert $50,000 of notes and $10,000 of interest payable when the fair market value of the stock was $.075 per share. The Company issued 200,000 shares as incentive compensation to an employee when the fair market value of the stock was $.075 and recorded $15,000 as compensation expense.

In December 2005, the Company entered into a settlement agreement with a vendor to satisfy accounts payable totaling $163,000. Terms of the agreement provided for payment in cash of $35,000, and the issuance of 1,000,000 shares of common stock.

In December 2005, the Company executed a Note Purchase Agreement ("NPA #2") to provide for repayment of the advance by Burr Northrop that was used to pay the initial purchase price in the acquisition of Pacific Coast Testing. NPA #2 provides for funding of $100,000 pursuant to a convertible note payable, and the funding did not occur until January 2006. The note bears interest at 8%, will be due December 30, 2007, will be convertible into 4.0 million shares of common stock, and the Company issued warrants to purchase 4.0 million common shares to the note holder in December 2005.

In January 2006, the Company executed a Note Purchase Agreement ("NPA #3") to convert $236,680 of accrued liquidated damages on NPA #1 into a note payable. The note bears interest at 8%, is due January 26, 2008, and is convertible into
9.5 million shares of common stock. The value of the note proceeds were allocated to the beneficial conversion feature, resulting in a discount equal to the face value of the note. The note discount is being amortized to interest expense beginning on the funding date. The shares underlying the convertible note have certain registration rights. The registration rights agreement for NPA #3 provides for liquidated damages equal to 36% of the note principal in the event that a registration statement to register the underlying shares is not filed timely. The Company did not incur any liquidated damages during the three months ended March 31, 2006 related to NPA #3.

Effective April 30, 2006, we executed a secured convertible note payable for $167,843 as payment of liquidated damages from January 1, 2006 to April 30, 2006 on our other note obligations. The note bears interest at 8% per year, is due April 3, 2008, and is convertible into approximately 6.7 million common shares.

The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D, based on the following: (a) the investors confirmed to us that they were "accredited investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act. All of the investors took their securities for investment purposes without a view to distribution and had access to information concerning Entech and our business prospects, as required by the Securities Act.

As to the exhibits - seems I read somewhere that we need to tell the reader in which document the exhibits were previously filed - I looked for the language in the regs, but was not able to find what I thought I read in this regard.

Item 27.     Exhibits

          Number                  Description
1.1** Investment Banking Agreement with Windstone Capital Partners dated October 24, 2003

2.1** Plan and Agreement of Triangular Merger Between Environmental Technologies, Inc., Parr Sub One, Inc. and Christie-Peterson Development dated December 29, 2003

2.2** Agreement of Merger between Christie-Petersen Development and Parr Sub One, Inc. filed December 30, 2003

2.3** Plan and Agreement of Triangular Merger Between Environmental Technologies, Inc., Parr Sub Two, Inc. and Advanced Fuel Filtration Systems, Inc. dated December 29, 2003

2.4** Agreement of Merger between Advanced Fuel Filtration, Inc. and Parr Sub Two, Inc. filed December 30, 2003

2.5** Plan and Agreement of Triangular Merger Between Environmental Technologies, Inc., Parr Sub Three, Inc. and H.B. Covey, Inc. dated December 29, 2003

2.6** Agreement of Merger between H.B. Covey, Inc. and Parr Sub Three, Inc. filed December 30, 2003

3.1.1** Articles of Incorporation of Cyber Public Relations, Inc., filed June 18, 1998

3.1.2** Amended and Restated Articles of Incorporation of Cyber Public Relations, Inc., changing the name of the corporation to Entech Environmental Technologies, Inc., filed March 22, 2004

3.1.3** Articles of Incorporation of Point 2 Point Services, Inc., filed April 5, 2001

3.1.4** Certificate of Amendment to Articles of Incorporation of Point 2 Point Services, Inc., changing the name of the corporation to Parr Development, Inc., filed December 31, 2002

3.1.5** Amended and Restated Articles of Incorporation of Parr Development, Inc., changing the name of the corporation to Environmental Technologies, Inc., filed November 25, 2003

3.1.6**      Articles of  Incorporation of Parr Sub One, Inc. filed December 19,
             2003

3.1.7**      Articles of  Incorporation of Parr Sub Two, Inc. filed December 19,
             2003

3.1.8**      Articles of  Incorporation  of Parr Sub Three,  Inc. filed December
             19, 2003

3.1.9** Articles of Incorporation of Christie-Petersen Development filed September 15, 1995

3.1.10** Articles of Incorporation of YLD/Clean Fuels, Inc. filed September 18, 1995

3.1.11** Certificate of Amendment of Articles of Incorporation of YLD/Clean Fuels, Inc., changing the name of the corporation to Advanced Fuel Filtration, Inc., filed September 27, 1997

3.1.12**     Articles of Incorporation of H.B. Covey, Inc., filed March 19, 1971

3.2.1**      Bylaws of Cyber Public Relations, Inc., adopted July 5, 1998

3.2.2**      Amended Bylaws of Cyber Public Relations, Inc. adopted February 16,
             2004

3.2.3** Amended and Restated Bylaws of Entech Environmental Technologies, Inc., adopted April 28, 2004

3.2.4**      Bylaws of Point 2 Point Services, Inc

3.2.5**      Bylaws of Parr Sub One, Inc. , adopted December 29, 2003

3.2.6**      Bylaws of Parr Sub Two, Inc., adopted December 29, 2003

3.2.7**      Bylaws of Parr Sub Three, Inc., adopted December 29, 2003

3.2.8**      Bylaws of Christie-Petersen Development, adopted September 22, 1995

3.2.9**      Bylaws of YLD/Clean Fuels, Inc. dated October 6, 1995

3.2.10** Bylaws of Entech Environmental Technologies, Inc. adopted February 4, 2004

3.2.11**     Restated Bylaws of H.B. Covey, Inc. adopted April 1, 1999

3.3.1** Charter of the Audit Committee of the Board of Directors of Cyber Public Relations, Inc., adopted January 29, 2004

3.3.2** Charter of the Compensation Committee of the Board of Directors of Cyber Public Relations, Inc., adopted January 29, 2004

4.1** Registration Rights Agreement with Barron Partners, LP regarding registration of shares, dated January 23, 2004

4.2**        Registration   Rights  Agreement  with  Wood  Capital   Associates,
             regarding registration of shares, dated January 23, 2004

4.3** Registration Rights Agreement with Patricia L. Fiorese, regarding registration of shares, dated January 23, 2004

4.4**        Registration   Rights  Agreement  with  Vance  Luedtke,   regarding
             registration of shares, dated January 23, 2004

4.5** Registration Rights Agreement with Diane C. Burge, regarding registration of shares, dated January 23, 2004

4.6**        Registration   Rights  Agreement  with  Clayton  Chase,   regarding
             registration of shares, dated January 23, 2004

4.7** Registration Rights Agreement with James W. Moldermaker, regarding registration of shares, dated January 23, 2004

4.8**        Registration  Rights  Agreement  with  J.  Kevin  Wood,   regarding
             registration of shares, dated January 23, 2004

4.9** Registration Rights Agreement with Thomas Sheridan, regarding registration of shares, dated January 23, 2004

4.10** Registration Rights Agreement with San Diego Torrey Hills Capital, regarding registration of shares, dated January 23, 2004

4.11** Registration Rights Agreement with Norman E. Clarke, regarding registration of shares, dated January 23, 2004

4.12** Registration Rights Agreement with Steven R. Green, regarding registration of shares, dated January 23, 2004

4.13         2006 Stock Option Plan*



5.1*         Opinion of counsel


10.1**       Robert K. Christie Employment Agreement, dated December 15, 2003

10.2**       Steven D. Rosenthal Employment Agreement, dated December 15, 2003

10.3**       Douglas L. Parker Employment Agreement, dated December 15, 2003

10.4**       James R. Christ Employment Agreement, dated December 31, 2003

10.5** Stock Pledge Agreement between Robert K. Christie and Environmental Technologies, Inc. dated December 29, 2003

10.6** Stock Purchase Escrow Agreement between Barron Partners, LP, Cyber Public Relations, Inc. and Harbour, Smith, Harris &Merritt, P.C. dated January 21, 2004

10.7** Capital Stock Exchange Agreement between the Registrant and the Stockholders of Environmental Technologies, Inc., dated January 21, 2004

10.8** Stock Purchase Agreement between Environmental Technologies, Inc. and Barron Partners, LP dated January 14, 2004

10.9**       Amendment  to  Stock  Purchase   Agreement  between   Environmental
             Technologies, Inc. and Barron Partners, LP dated January 21, 2004

10.10**      Lease Agreement, effective October 1, 1999


10.11**      Lease Agreement, effective September 1, 2001

10.12**      Lease Agreement, effective November 15, 2002

10.13**      Amendment No. 2 to Lease, effective July 31, 2003

10.14**      First Amendment to Lease, effective September 3, 2003

10.15**      Cyber Public  Relations,  Inc. A Warrant for the Purchase of Common
             Stock

10.16**      Cyber Public  Relations,  Inc. B Warrant for the Purchase of Common
             Stock

10.17**      Cyber Public  Relations,  Inc. C Warrant for the Purchase of Common
             Stock

10.18**      Cyber Public  Relations,  Inc. D Warrant for the Purchase of Common
             Stock

10.19**      Cyber Public  Relations,  Inc. E Warrant for the Purchase of Common
             Stock

10.20** Cyber Public Relations, Inc. Warrant for the Purchase of Common Stock, Wood Capital Associates

10.21** Cyber Public Relations, Inc. Warrant for the Purchase of Common Stock, Patricia L. Fiorese

10.22** Cyber Public Relations, Inc. Warrant for the Purchase of Common Stock, Vance Luedtke

10.23** Entech Environmental Technologies, Inc. Warrant for the Purchase of Common Stock, Diane C. Burge

10.24** Entech Environmental Technologies, Inc. Warrant for the Purchase of Common Stock, Clayton Chase

10.25** Entech Environmental Technologies, Inc. Warrant for the Purchase of Common Stock, James W. Moldermaker

10.26** Entech Environmental Technologies, Inc. Warrant for the Purchase of Common Stock, J. Kevin Wood

10.27** Entech Environmental Technologies, Inc. Warrant for the Purchase of Common Stock, Thomas Sheridan

10.28** Entech Environmental Technologies, Inc. Warrant for the Purchase of Common Stock, San Diego Torrey Hills Capital

10.29** Entech Environmental Technologies, Inc. Warrant for the Purchase of Common Stock, Norman E. Clarke

10.30** Entech Environmental Technologies, Inc. Warrant for the Purchase of Common Stock, Steven R. Green

10.31** Settlement Agreement with Norman T. Reynolds, Esq., dated September 23, 2004

10.32**      Settlement Agreement with Stonegate Securities, dated September 21,
             2004

10.33** Settlement Agreement with Russell Bedford Stefanou Mirchandani LLP, dated September 21, 2004

10.34**      Settlement  Agreement with Birch Advisors Ltd. dated  September 30,
             2004

10.35**      Settlement Agreement with Gerald Foster dated September 30, 2004

10.36** Secured Convertible Note between Entech Environmental Technologies, Inc. and Barron Partners, L.P. dated September 30, 2004

10.37** Cyber Public Relations, Inc. Warrant for the Purchase of Common Stock, Barron Partners, L.P.

10.38** Note Purchase Agreement between Environmental Technologies, Inc. and Barron Partners, LP dated September 30, 2004


10.39** Registration Rights Agreement with Barron Partners, LP regarding registration of shares, dated September 30, 2004

10.40** Entech Environmental Technologies, Inc. Warrant for the Purchase of Common Stock for Barron Partners, LP

10.41** Escrow Agreement between Entech Environmental Technologies, Inc., Robert K. Christie and Norman T. Reynolds dated September 29, 2004

10.42**      Warrant  Cancellation  from Barron Partners,  L. P. dated September
             30, 2004

10.43** Settlement Agreement with San Diego Torrey Hills Capital, Inc. dated September 1, 2004

10.44** Settlement Agreement with Donald G. St. Clair, CPA dated September 30, 2004

10.45**      Termination of Investment Banking Agreement dated September 1, 2004


21*          Subsidiaries of the Small Business Issuer.


23.1*        Consent of Independent Auditors


23.2*        Consent of Counsel (included in Exhibit 5.1)

** previously filed.
*filed herewith


ITEM 28. Undertakings.

The undersigned registrant hereby undertakes: The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
      (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement; and
      (c) include any additional or changed material information on the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for determining our liability under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) any preliminary prospectus or prospectus that we file relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

     (ii) any free writing prospectus relating to the offering prepared by or on our behalf or used or referred to by us;

    (iii) the portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and


    (iv) any other communication that is an offer in the offering made by us to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on June 7, 2006

--------------------------------------------------------------------------------
                                         ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.


                                         BY: /S/ Burr D. Northrup
                                         ----------------------------
                                         Chief Executive Officer
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                         ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.


                                         BY: /S/ R.B. Lassetter
                                         ----------------------------
                                         Principal Accounting Officer
--------------------------------------------------------------------------------


                                POWER OF ATTORNEY
We, the undersigned director and officer of Entech Environmental Technologies, Inc., do hereby constitute and appoint Burr D. Northrop, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us an d in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

By: /s/ Burr D. Northrup
   --------------------------------------------
   Name: Burr D. Northrup
   Title: Chief Executive Officer and President

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


--------------------------------------------------------------------------------
   Signature                            Title                          Date

--------------------------------------------------------------------------------



/s/ Burr D. Northup
----------------------      Chief Executive Officer and Director   June 7, 2006
                               Principle Executive Officers


--------------------------------------------------------------------------------


/s/ R.B. Lassetter
----------------------      Chief Financial Officer and Director   June 7, 2006
                               Principle Accounting Officers

                                  Exhibit Index

Exhibit Number                          Description
--------------                          -----------

4.13             2006 Stock Option Plan

5.1 Legal opinion of Joseph I. Emas, Attorney At Law with consent to use

23.1*            Consent of Independent Auditors